UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Express Scripts, Inc.

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EXPRESS SCRIPTS, INC.
One Express Way
Saint Louis, Missouri 63121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 5, 2010

The 2010 Annual Meeting of Stockholders of EXPRESS SCRIPTS, INC., a Delaware corporation (the “Company”), will be held at the Company’s new pharmacy fulfillment facility located at 4600 North Hanley Road, Saint Louis, Missouri 63134, on Wednesday, May 5, 2010, at 8:00 a.m. Central Time (the “meeting”), to consider and act upon the following matters:

1.	to elect twelve (12) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified; and

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the Company’s current fiscal year; and

3.	To consider two stockholder proposals, if properly presented at the Annual Meeting.

Only stockholders of record at the close of business on March 8, 2010, are entitled to notice of and to vote at the meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at One Express Way, Saint Louis, Missouri 63121. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or vote electronically via the Internet or telephone as described in greater detail in the proxy statement. Returning the enclosed proxy, or voting electronically or telephonically, will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Keith J. Ebling
Executive Vice President, General Counsel and
Corporate Secretary

One Express Way
Saint Louis, Missouri 63121
March 24, 2010

Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

EXPRESS SCRIPTS, INC.
One Express Way
Saint Louis, Missouri 63121

2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Express Scripts, Inc., a Delaware corporation, which we refer to as the “Company” or “Express Scripts,” to be voted at our 2010 Annual Meeting of Stockholders, which we refer to as the “annual meeting” or the “meeting,” and any adjournment or postponement of the meeting. The meeting will be held at the Company’s new pharmacy fulfillment facility located at 4600 North Hanley Road, Saint Louis, Missouri 63134, on Wednesday, May 5, 2010, at 8:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. On March 24, 2010, we mailed to our stockholders a notice containing instructions on how to access this proxy statement and an annual report online and made this proxy statement and form of proxy available online.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 5, 2010. The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. (All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.)

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of our Company as of March 8, 2010, or the “record date,” and are entitled to vote at the annual meeting, our board of directors is soliciting your proxy to vote at the meeting. This proxy statement summarizes the information you need to know to vote at the meeting.

What Am I Voting On?

You are voting on four items:

1. Election of directors (see page 5);

2. Ratification of PricewaterhouseCoopers LLP as independent registered public accountants for 2010 (see page 46); and

3. Two stockholder proposals (see pages 48 and 50).

How Do I Vote?

Stockholders of Record:  If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at 1-800-690-6903*

•	by Internet at www.proxyvote.com*

•	by completing and returning your proxy card

•	by written ballot at the meeting

* The deadline to vote by telephone or Internet is 11:59 P.M. Eastern Time on May 4, 2010.

Street Name Holders:  Shares that are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name, you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker or vote via the telephone or internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, or vote via the telephone or Internet, your shares will be voted as you direct.

What Are The Voting Recommendations Of The Board Of Directors?

Our board of directors recommends the following votes:

1. FOR each of the nominees as directors; and

2. FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2010.

3. AGAINST each of the stockholder proposals.

Unless you give instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of our board of directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed or electronic proxy card gives authority to George Paz and Keith J. Ebling, or either of them, to vote on such matters in their discretion.

Who Is Entitled To Vote At The Meeting?

Only stockholders of record at the close of business on the record date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of our common stock you owned at the close of business on the record date.

How Many Votes Can Be Cast By All Stockholders?

Approximately 274,888,321, consisting of one vote for each share of our common stock outstanding on the record date. There is no cumulative voting.

How Many Votes Must Be Present To Hold The Meeting?

The holders of a majority of the aggregate voting power of our common stock outstanding on the record date, or approximately 137,444,161 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required To Approve Each Proposal?

In the election of directors, the affirmative vote of the majority of the votes cast when a quorum is present, because this election of directors is not a contested election. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Under Delaware law, if an incumbent director-nominee is not elected at the meeting, the director will continue to serve on the board as a “holdover director.” As required by the bylaws, each director-nominee has submitted an irrevocable contingent letter of resignation that becomes effective if he or she is not elected by a majority of the votes cast by stockholders and the board of directors accepts the resignation. If a director-nominee is not elected by a majority of the votes cast, the Corporate Governance Committee will consider the director’s resignation and recommend to the board whether to accept or reject the resignation. The board of directors will decide whether to accept or reject the resignation and publicly disclose its decision within 90 days after the date of the certification of the election results. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants and the two stockholder proposals, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to this proposal will not be voted, although it will be counted for the purpose of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed present or represented for determining whether stockholders have approved the proposal.

Can I Change My Vote Or Revoke My Proxy?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet (not later than the deadline of 11:59 P.M. Eastern Time on May 4, 2010), or send a written notice of revocation to our Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. This allows us to avoid printing and mailing proxy materials to stockholders who prefer to review the materials online. If you received a Notice of Internet Availability of Proxy Materials, or “Notice,” by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders by March 24, 2010.

Who Can Attend The Annual Meeting?

Any Express Scripts stockholder as of March 8, 2010, may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you submit a proxy card without indicating your vote, your shares will be voted as follows:

•	for the nominees for director named in this proxy statement;

•	for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2010;

•	against each of the stockholder proposals; and

•	in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment or postponement of the meeting.

I.  ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the meeting or when their successors are duly elected and qualified. The Corporate Governance Committee of our board of directors has nominated the twelve current directors to be elected to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Unless otherwise specified, all proxies will be voted in favor of the twelve nominees listed below for election as directors of our Company.

Our board of directors has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by our board of directors and for the remaining nominees. Directors are elected by a majority of the votes cast when a quorum is present, because this election of directors is not a contested election. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any broker non-votes. Our board of directors has determined that, in its judgment, with the exception of Mr. Paz, who is also an executive officer of our Company, all of the members of our board of directors are independent, as defined by the listing standards of The Nasdaq Global Select Market, as of the date of this proxy statement.

Our Corporate Governance Guidelines provide that our Corporate Governance Committee and board of directors will nominate candidates for our board of directors who possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of stockholders. In addition to these qualities, the selection criteria for nomination include the skills and characteristics possessed by each candidate in the context of the perceived needs of the board of directors at that point in time in an effort to ensure that there is a blend of skills and experience that will enhance the effectiveness of the board of directors (see “Selection of Nominees for the Board of Directors” beginning on page 14).

As described in more detail below, our board believes that each of our directors meets such criteria and has attributes and experience that make him or her well qualified to serve on our board of directors. In order to find the most valuable talent available to meet these criteria, our board considers, among other factors, character, judgment, and personal and professional integrity of members and candidates for the board as well as relevant professional skills, depth of business experience and the makeup and diversity of our existing board, pursuant to our Corporate Governance Guidelines. For example, our board of directors includes several individuals with experience as a chief executive officer with many of them having experience serving as a director of another publicly-traded or substantial mutual company. Most of our directors have financial or accounting experience, including several who have held the position of chief financial officer at a publicly-traded company. In addition, as discussed below, our directors have experience in a variety of industries, including healthcare. Our goal is to include board members with the skills and characteristics that taken together will assure a strong board of directors.

The following information is furnished as of March 1, 2010, for each of the nominees for our board of directors:

Name, Position and Principal Occupation

Gary G. Benanav, 64, was elected a director of Express Scripts in January 2000. Mr. Benanav brings extensive legal and management experience to our board of directors, including over 9 years as a chief executive officer in the life insurance and financial services industry. He has served as Vice Chairman and a Director of New York Life Insurance Company or “New York Life,” a life insurance and financial services company, from November 1999 until his retirement in March 2005 and as Chairman and Chief Executive Officer of New York Life International from December 1997 until his retirement in March 2006. Mr. Benanav has served or serves on the boards of numerous public companies, and has held leadership roles in industry trade groups. Mr. Benanav is a director of Barnes Group, Inc.

Frank J. Borelli, 74, was elected a director of Express Scripts in January 2000. Mr. Borelli brings extensive management, financial reporting, accounting and controls, and corporate finance experience to our board of directors, including over 15 years as a chief financial officer and over 20 years as a public accountant. Mr. Borelli served as Chief Financial Officer and a director of Marsh & McLennan Companies, Inc. or “M&MC” from 1984 until reaching his normal retirement date in 2000. Mr. Borelli also served Senior Vice President of Finance and

Administration at M&MC. Mr. Borelli has also served or serves on the boards of several public and private companies. Mr. Borelli was a Senior Advisor to Stone Point Capital, an investment management company and formerly a wholly-owned subsidiary of M&MC, from his retirement from M&MC in January 2001 through December 2008. Mr. Borelli is a director and Audit Committee Chairman of Genworth Financial, Inc. and is also a director of the Interpublic Group of Companies.

Maura C. Breen, 54, was elected a director of Express Scripts in July 2004. Ms. Breen brings extensive marketing and management experience to the board of directors, including over 8 years as an executive corporate officer. Ms. Breen served as Senior Vice President and General Manager for the New York Region for Verizon Communications, Inc. or “Verizon,” a provider of communications services, from March 2006 until her retirement in September 2008. Previously, Ms. Breen was Senior Vice President/Support Services, Network Services Group for Verizon, from December 2003 through March 2006. Ms. Breen also served as Senior Vice President & Chief Marketing Officer, Retail Market Groups for Verizon from July 2001 through December 2003.

Nicholas J. LaHowchic, 62, was elected a director of Express Scripts in July 2001. Mr. LaHowchic brings extensive management experience, including over 16 years as an executive corporate officer. Mr. LaHowchic is currently President of Diannic, LLC, a management consulting firm. Previously, he served as President and Chief Executive Officer of Limited Logistics Services, Inc. or “LLS,” from October 1997, and as Executive Vice President for Limited Brands, Inc., a retail apparel company and the parent of LLS, from April 2004 until his retirement from LLS in February 2007. LLS provides supply chain, compliance and procurement services to retailers including Limited Brands, Inc.

Thomas P. Mac Mahon, 63, was elected a director of Express Scripts in March 2001. Mr. Mac Mahon brings extensive management and industry experience, including over 9 years as a chief executive officer. Mr. Mac Mahon served as President and Chief Executive Officer and a member of the Executive and Management Committees of Laboratory Corporation of America Holdings or “LabCorp,” the second largest independent clinical laboratory company in the U.S., from January 1997 until his retirement in December 2006. Mr. Mac Mahon has also served or serves on the boards of numerous public and private companies. Mr. Mac Mahon is currently a director of LabCorp and currently serves as Chairman of the Board of PharMerica Corporation and as a member of its compensation committee.

Frank Mergenthaler, 49, was elected a director of Express Scripts in January 2009. Mr. Mergenthaler brings extensive management, financial reporting, accounting and controls, corporate finance and marketing experience to our board of directors, including over 10 years as a chief financial officer. He is currently Executive Vice President and Chief Financial Officer of Interpublic Group of Companies, Inc., an advertising and marketing services company, and has served in this capacity since July 2005. From April 2002 to July 2005, Mr. Mergenthaler was Executive Vice President and Chief Financial Officer of Columbia House Company, a direct marketer of entertainment content.

Woodrow A. Myers Jr., M.D., 56, was elected a director of Express Scripts in May 2007. Dr. Myers brings extensive medical and management experience in the healthcare industry to the board of directors, including over 10 years as an executive officer. Dr. Myers has served as the Managing Director of Myers Ventures, LLC, a healthcare consulting company, since December 2005. Dr. Myers served as Executive Vice President and Chief Medical Officer of WellPoint, Inc., a health benefits company, from September 2000 through December 2005. Dr. Myers has also served or serves on the boards of numerous public and private companies, including ThermoGenesis, Corp., Cardionet, Inc., Mozambique Healthcare Consortium, Stanford University Hospital & Clinics, and as former Commissioner of Health for New York City and also for the State of Indiana. He is currently a director of Genomic Health, Inc.

John O. Parker, Jr., 65, was elected a director of Express Scripts in July 2001. Mr. Parker brings extensive corporate finance and management experiences to the board of directors, having served as a Venture Partner with Rho Ventures LLC, a venture capital firm, since January 2002. Mr. Parker has also served as chief information officer of several public companies including SmithKline Beecham, Sea-land Corporation, Squibb Corporation and Baxter Healthcare. He is currently serving as a member of the boards of directors of PHT Corporation and Medical Present Value, Inc., both privately held companies.

George Paz, 54, was elected a director of Express Scripts in January 2004 and has served as Chairman of the Board since May 2006. Mr. Paz has extensive knowledge about Express Scripts and the opportunities and challenges we face, and brings over 30 years of experience to our board of directors, including 5 years as our chief executive officer and over 10 years as a chief financial officer. Mr. Paz is a Certified Public Accountant and has experience in relevant areas such as tax, financial reporting, accounting and controls, corporate finance, insurance and risk management, government regulation, and employee health benefits. He was elected President of Express Scripts in October 2003 and also assumed the role of Chief Executive Officer of Express Scripts on April 1, 2005. Mr. Paz joined Express Scripts and was elected Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as Express Scripts’ Chief Financial Officer following his election to the office of President until his successor joined Express Scripts in April 2004. Mr. Paz is currently a member of the board of directors of Honeywell International, Inc.

Samuel K. Skinner, 71, was elected a director of Express Scripts in February 2004. Mr. Skinner brings extensive legal, regulatory, governmental affairs and management experience to our board of directors, including having served as a chief executive officer. Mr. Skinner has been Of Counsel with the law firm of Greenberg Traurig, LLP since 2004. Mr. Skinner previously served as Chairman, President, and Chief Executive Officer of USF Corporation (formerly USFreightways Corporation) or “USF,” a transportation, freight forwarding and supply chain management company, from 2000 until his retirement in 2003. Mr. Skinner also served as Chief of Staff to former President George H.W. Bush, and, prior to his White House service, he served in the President’s cabinet as Secretary of Transportation for nearly 3 years, and is currently a member of the Council on Foreign Relations. Mr. Skinner has also served or serves on the boards of numerous public and private companies. Mr. Skinner is currently a director of Navigant Consulting, Inc., APAC Customer Services, MedAssets, and Echo Global Logistics.

Seymour Sternberg, 66, was elected a director of Express Scripts in March 1992. Mr. Sternberg brings extensive management experience to the board of directors, including over 30 years as an executive corporate officer and more than 11 years as a chief executive officer in the life insurance and financial services industry. Mr. Sternberg became Chief Executive Officer and Chairman of the Board of New York Life in April 1997, and served as Chief Executive Officer until his retirement in June 2008. Mr. Sternberg continued to serve as non-executive Chairman of the Board of New York Life until May 2009. Mr. Sternberg was appointed by former President Clinton as one of three U.S. representatives to the Business Advisory Council of the Asia-Pacific Economic Cooperation. Mr. Sternberg has also served or serves on the boards of several public or private companies and charitable organizations. Mr. Sternberg is currently a director of CIT Group, Inc. and the Chairman of the Board of Trustees of Northeastern University.

Barrett A. Toan, 62, was elected a director of Express Scripts in October 1990 and served as Chairman of the Board from November 2000 until May 2006. Mr. Toan has extensive knowledge about Express Scripts, and brings over 20 years of experience as an executive corporate officer in the healthcare industry to our board of directors, including 13 years as a chief executive officer. Mr. Toan was Express Scripts’ Chief Executive Officer from March 1992 until his retirement in March 2005. Mr. Toan was an executive employee of Express Scripts from May 1989 until his retirement. Mr. Toan has also served or serves on the boards of several public and private companies and charitable organizations. Mr. Toan is currently a director of Sigma-Aldrich Corporation and Genworth Financial, Inc.

The board of directors unanimously recommends a vote FOR the election of each of the nominees listed above.

Director Emeritus

Our bylaws authorize the board of directors to elect one or more directors emeritus to serve at the pleasure of the board. Each director emeritus serves as an advisor and consultant to the board, and may also be appointed by the board to serve as an advisor and consultant to one or more committees of the board. A director emeritus is invited to attend meetings of the board of directors and any such committees, and may participate in discussions during such meetings. However, no director emeritus is entitled to vote on any business that comes before the board of directors or any committee.

Howard L. Waltman, 77, has served as a non-voting emeritus member of the board of directors since May 2008. Mr. Waltman has extensive knowledge about Express Scripts having previously served as a director of Express Scripts since its inception in September 1986 until his retirement in May 2008. He also served as Presiding Director of our board from October 2006 to May 2008. Mr. Waltman served as Chairman of the Board of Express Scripts from March 1992 until November 2000. Mr. Waltman has also served or serves on the boards of several public and private companies. Mr. Waltman is currently a director of Emergent Group, Inc.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our board of directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our board of directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Committees of the Board of Directors.  Our board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Compliance Committee. Each committee has a written charter which is reviewed at least annually to reflect the activities of each of the respective committees, changes in applicable law or other relevant considerations, with any changes approved by the full board of directors. Each committee is composed entirely of directors deemed to be, in the judgment of our board of directors, independent in accordance with listing standards of The Nasdaq Global Select Market. Our board of directors met 10 times in 2009. Each director attended at least 75% of the total number of meetings of the board of directors and the board committees of which he or she was a member in 2009. While we do not have a formal policy requiring members of the board of directors to attend the annual meeting of stockholders, we encourage all directors to attend. All twelve members of our board of directors attended the annual meeting in 2009. The following table lists the members, primary functions and number of meetings held for each of the committees:

		Meetings
Members	Principal Functions	in 2009

Audit Committee Frank J. Borelli (Chair)* Frank Mergenthaler* John O. Parker, Jr.* Seymour Sternberg*	• Assist the board of directors in its oversight of (i) the integrity of our financial statements; (ii) our compliance with securities laws, including financial and disclosure requirements; (iii) our system of internal controls and the performance of our internal audit function; and (iv) the qualifications, independence and performance of our independent registered public accountants.	8
* All members of the Audit Committee have been determined by the board of directors, in its judgment, to be an audit committee financial expert, as defined under applicable SEC rules.
•   Select, retain and oversee our independent registered public accountants.
•   Review our annual and interim financial statements.
•   Establish procedures for the receipt and handling of complaints regarding accounting, internal accounting controls or auditing matters.

Compensation Committee Gary G. Benanav (Chair through 5/25/09) Maura C. Breen (Chair beginning 5/26/09) Nicholas J. LaHowchic	• Review and approve our stated compensation strategy. • Review annually the goals and objectives relating to the compensation of, and the performance of, our chief executive officer. • Subject to the ratification by the full board of directors, review and approve compensation for our senior executives. • Review and make recommendations to the Corporate Governance Committee regarding compensation of directors. • Approve forms of employment agreements for our senior executives.	7
	• Approve and oversee the administration of our incentive compensation and stock plans, including the effect of incentive compensation programs on risk-taking behavior of participants.

Compliance Committee Nicholas J. LaHowchic (Chair) Woodrow A. Myers, Jr. Samuel K. Skinner John O. Parker, Jr.	• Review and make recommendations to the board of directors addressing our legal and regulatory compliance practices generally (excluding SEC and financial reporting matters). • Review our Corporate Code of Conduct at least annually and make recommendations to the board of directors with respect to changes to the Code of Conduct. • Meet regularly with our management to assess our compliance policies and procedures. • Review and approve a Code of Business Conduct and Ethics, and oversee implementation by management of procedures intended to ensure compliance with such Code.	4

Meetings
Members	Principal Functions	in 2009

Corporate Governance Committee Thomas P. Mac Mahon (Chair) Gary G. Benanav Frank J. Borelli Seymour Sternberg
•   Recommend to the board of directors criteria for membership on our board.
•   Select and recommend candidates for election or reelection as directors at our annual stockholders’ meeting.
•   Consider stockholder recommendations for and nominations of candidates for election as directors.
•   Recommend candidates to fill any vacancies on our board of directors.
•   Review and make recommendations to the board of directors regarding our Corporate Governance Guidelines and the nature and duties of the committees of the board of directors.
•   Approve and make adjustments to our policies regarding compensation of non-management directors.
•   Review proposed related party transactions.
4

Board Leadership Structure.  Mr. Paz has served as both the chairman of the board of directors and our chief executive officer since May 2006. We believe that the current board leadership structure is appropriate because Mr. Paz has a unique depth of knowledge about Express Scripts and the opportunities and challenges we face and we believe that the current board leadership structure provides for more effective leadership because it recognizes that in most cases one person should speak for and lead both the Company and the board of directors.

Our Corporate Governance Guidelines provide for the selection of a Presiding Director of the board at such times as the position of chairman of the board is held by a non-independent director. Currently, Mr. Mac Mahon serves as the Presiding Director. The duties of the Presiding Director include:

•	Presiding at all meetings of the board of directors at which the chairman of the board is not present, including executive sessions of the independent directors;

•	Serving as liaison between the chairman of the board and the independent directors;

•	Having the authority to approve the nature and extent of information and data sent to the board of directors;

•	Having the authority to approve meeting agendas for the board of directors;

•	Having the authority to approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Having the authority to call meetings of the independent directors; and

•	If requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

We believe our governance structure provides effective oversight of the board of directors because:

•	We have a strong, independent Presiding Director;

•	The board of directors has established and follows robust Corporate Governance Guidelines, as discussed below on page 14;

•	Eleven of the twelve members of the board of directors (91%) are independent as defined by the listing standards of The Nasdaq Global Select Market;

•	Each standing committee of the board of directors is composed solely of independent directors; and

•	Our independent directors meet regularly in executive session.

Enterprise Risk Management.  Pursuant to Delaware law, our certificate of incorporation, as amended, and our bylaws, the board of directors has general oversight responsibility for our affairs, including risk management, while management is responsible for our day-to-day operations. In order to assist the board of directors in overseeing our risk management, we use enterprise risk management (“ERM”), a company-wide initiative that involves the board of directors, management and other personnel in an integrated effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives.

These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects.

At least annually, the board of directors discusses with management the appropriate level of risk relative to our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness. Additionally, management updates our board of directors periodically with respect to key risk indicators in order for the board to formulate plans to manage these risks or mitigate their effects. Further, at least annually, our Audit Committee discusses with management and internal audit our major financial risk exposures and the steps that have been taken to monitor and control such exposures, including our risk assessment and risk management policies.

DIRECTORS’ COMPENSATION

The compensation of our directors is determined by the Corporate Governance Committee subject to approval by the entire board. The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on the board of directors and align directors’ interests with the interests of stockholders. The Corporate Governance Committee reviews the program periodically to ensure that it continues to meet the objectives. To determine whether the director compensation program is competitive, the Corporate Governance Committee considers general market information on program design. In recommending director compensation levels, the Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the board. Excluding Mr. Paz, executives of the Company do not have a substantive role in setting director compensation. The Corporate Governance Committee recommends any change it considers appropriate to the full board of directors for its review and approval, and includes the relevant information and data for the board to use in its considerations.

Directors who are employed by our Company or its subsidiaries do not receive compensation for serving as directors. Directors who are not employees of our Company or its subsidiaries are entitled to receive:

•	an annual retainer as follows:

•	$45,000 for the Audit Committee Chairperson,

•	$40,000 for the Compensation Committee Chairperson,

•	$35,000 for other Committee Chairpersons, and

•	$30,000 for the other non-employee directors;

•	a meeting fee of $2,000 for each meeting attended in person; and

•	a meeting fee of $1,000 for each meeting attended telephonically.

We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending board and committee meetings.

Our non-employee directors also receive equity awards under our 2000 Long-Term Incentive Plan, as amended, or the “2000 LTIP,” as follows:

•	an equity grant with a notional value of $115,000 for the first board of directors meeting each such director attends as a non-employee director, and

•	annual equity grants with a notional value of $200,000 for each annual meeting of stockholders, with new directors who have taken office since the previous annual meeting receiving a pro-rated grant for the partial first year.

These equity awards are granted consistent with our policies with respect to establishing the grant date for approved equity awards. As such, if the subject meeting occurs during an “open window” trading period, then the grant date is the date of such meeting. If the subject meeting does not occur during an “open window” trading period, then the grant date is the third trading day following our next subsequent release of quarterly (or annual) financial results. Beginning in 2009, the equity grants are divided between non-qualified stock options and restricted stock units as follows:

•	two-thirds of the value of the equity grant in time-vested, non-qualified stock options, valued using the method we utilize in valuing the grants for financial reporting purposes (currently the Black-Scholes valuation model), with the number of stock options and the exercise price determined based on the fair market value of our common stock as of the grant date; and

•	one-third of the value of the equity grant in restricted stock units, valued based on the fair market value of our common stock as of the grant date. The restricted stock units entitle the non-employee director to receive an equivalent number of shares of our common stock upon vesting in the future.

All of the stock options granted to the non-employee directors under the 2000 LTIP have an exercise price of 100% of the fair market value of the shares on the grant date, and a seven-year term. The stock options and restricted stock units vest ratably over three years. Beginning with equity grants in May 2009, the vesting of all unvested stock options and restricted stock units will accelerate upon the director’s retirement, death or disability as follows:

•	upon attaining age 70, which we refer to as a “tenured retirement,” all unvested stock options and restricted stock units vest immediately, with the right to exercise each stock option throughout the length of its term;

•	upon attaining age 65 with at least 10 years of service on the board of directors, which we refer to as an “early retirement,” a pro-rata portion of all unvested stock options and restricted stock units vest in accordance with the original vesting schedule of the respective equity grant. The pro-rata portion that continues to vest is equal to (i) the number of months served past age 65, divided by (ii) 60, or at a rate of 20% per year between the ages 65 and 70. This vested portion of the stock option will remain exercisable until the earlier of four years after the retirement date or the expiration of the award. The portion of any award that does not vest is forfeited.

•	Upon the death or disability of a director who would have been eligible for a tenured retirement or an early retirement, such director or his or her representative can elect to have the eligible equity grants treated accordingly, or allow them to be treated under the existing provisions of the 2000 LTIP for “death” and “disability,” as those terms are defined in the 2000 LTIP.

Compensation for any director emeritus is established by the board of directors at the time such director emeritus is elected to serve. The following table provides information regarding our compensation of non-employee directors for 2009:

DIRECTOR COMPENSATION IN 2009

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(d)	(h)

Gary Benanav(4)	$69,000	$66,667	$133,333	$269,000
Frank Borelli(5)	$84,000	$66,667	$133,333	$284,000
Maura Breen(6)	$61,000	$66,667	$133,333	$261,000
Nicholas LaHowchic(7)	$71,000	$66,667	$133,333	$271,000
Thomas P. Mac Mahon(8)	$59,000	$66,667	$133,333	$259,000
Frank Mergenthaler(9)	$60,000	$62,443	$124,886	$247,329
Woodrow A. Myers(10)	$53,000	$66,667	$133,333	$253,000
John O. Parker(11)	$67,000	$66,667	$133,333	$267,000
Samuel K. Skinner(12)	$51,000	$66,667	$133,333	$251,000
Seymour Sternberg(13)	$69,000	$66,667	$133,333	$269,000
Barrett Toan(14)	$42,000	$66,667	$133,333	$242,000

(1)	This column reports the amount of cash compensation received for 2009 board of directors and committee service.

(2)	Each director (except Mr. Mergenthaler) received an award of restricted stock units on May 27, 2009 of 1,081 units which vests one-third per year on May 1, 2010, May 1, 2011, and May 1, 2012. Grant date fair value was $66,600. Pursuant to our 2000 LTIP, Mr. Mergenthaler received an initial award of restricted stock units on March 2, 2009 with a grant date fair value of $38,333, or 838 units, which vests one-third per year on February 28, 2010, February 28, 2011, and February 28, 2012. In addition, pursuant to our 2000 LTIP, Mr. Mergenthaler received a prorated annual award of restricted stock units on May 27, 2009 with a grant date fair value of $24,110, or 391 units, which vests one-third per year on May 1, 2010, May 1, 2011, and May 1, 2012. Stock awards have been valued in the same manner as described in footnote 1 to the Summary Compensation Table on page 28.

(3)	Each director (except Mr. Mergenthaler) received a grant of 6,564 non-qualified stock options on May 27, 2009, which vests one-third per year on May 1, 2010, May 1, 2011, and May 1, 2012. Grant date fair value was $133,320. Pursuant to our 2000 LTIP, Mr. Mergenthaler received an initial award of non-qualified stock options on March 2, 2009 with a grant date fair value of $76,667, or 5,477 options, which vests one-third per year on March 2, 2010, March 2, 2011, and March 2,

2012. In addition, pursuant to our 2000 LTIP, Mr. Mergenthaler received a prorated annual award of non-qualified stock options on May 27, 2009 with a grant date fair value of $48,219, or 2,374 options, which vests one-third per year on May 1, 2010, May 1, 2011, and May 1, 2012. Non-qualified stock options have been valued in the same manner as described in footnote 2 to the Summary Compensation Table on page 28.

(4)	At year-end, Mr. Benanav held 26,116 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 15,026 vested SSARs and 2,828 unvested SSARs.

(5)	At year-end, Mr. Borelli held 234,116 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 15,026 vested SSARs and 2,828 unvested SSARs.

(6)	At year-end, Ms. Breen held 10,116 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 15,026 vested SSARs and 2,828 unvested SSARs.

(7)	At year-end, Mr. LaHowchic held 2,116 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 8,779 vested SSARs and 2,828 unvested SSARs.

(8)	At year-end, Mr. Mac Mahon held 2,116 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 15,026 vested SSARs and 2,828 unvested SSARs.

(9)	At year-end, Mr. Mergenthaler held 0 vested options, 7,851 unvested options and 1,229 shares of unvested restricted stock or units.

(10)	At year-end, Dr. Myers held 2,116 vested options, 10,795 unvested options, 2,410 shares of unvested restricted stock or units, 8,908 vested SSARs and 4,454 unvested SSARs.

(11)	At year-end, Mr. Parker held 26,116 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 15,026 vested SSARs and 2,828 unvested SSARs.

(12)	At year-end, Mr. Skinner held 10,116 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 15,026 vested SSARs and 2.828 unvested SSARs.

(13)	At year-end, Mr. Sternberg held 16,116 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 15,026 vested SSARs and 2,828 unvested SSARs.

(14)	At year-end, Mr. Toan held 293,316 vested options, 10,795 unvested options, 2,150 shares of unvested restricted stock or units, 15,026 vested SSARs and 2,828 unvested SSARs.

CORPORATE GOVERNANCE

Our Company is committed to the values of effective corporate governance and high ethical standards. Our board believes that these values are conducive to long-term performance and the board reevaluates our policies on an ongoing basis to ensure they sufficiently meet the Company’s needs. Most recently, the board adopted certain amendments to its Corporate Governance Guidelines and other governance documents, including the following:

•	amending our bylaws to adopt majority voting in uncontested elections of directors;

•	amending our bylaws to reduce the threshold for stockholders to amend our bylaws from two-thirds to a majority of the voting power of then outstanding stock entitled to vote thereon;

•	amending our policy regarding related party transactions, which is discussed on page 44;

•	amending our Corporate Governance Guidelines to further empower the role of the Presiding Director (as discussed above on page 9) and to otherwise enhance our corporate governance;

•	revising our advance notice bylaw to clarify its applicability and widen its scope in light of recent case law and the reported use by certain stockholders at other companies of derivative instruments that affect voting rights; and

•	updating the charters of the four standing committees of the board.

We have described below certain key corporate governance and ethics policies which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interest of our stockholders.

Corporate Governance Guidelines and Committee Charters.  We have adopted Corporate Governance Guidelines to outline our corporate governance structure and address significant corporate governance issues, which Guidelines are reviewed annually by the Corporate Governance Committee. Copies of these Guidelines as well as the Charters for each of the committees of our board of directors can be found on the Corporate Governance page in the Investor Information section of our website at www.express-scripts.com.

Code of Ethics.  We have adopted a Code of Ethics which applies to all of our directors, officers, and employees including our senior financial officers. A copy of the Code of Ethics is available in the Investor Information section of our website at www.express-scripts.com. We will post any amendments to the Code of Ethics, or any waivers of the Code of Ethics for any of our directors, executive officers or senior financial officers, in the same section of our website.

Communicating with the Directors.  Stockholders wishing to communicate with our board of directors or with an individual board member with respect to our Company may do so by writing to the board of directors or the specific board member, and mailing the correspondence to: Attention: Corporate Secretary, Express Scripts, Inc., One Express Way, Saint Louis, Missouri 63121. The outside of the envelope should clearly indicate that it contains a stockholder communication. Our board of directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward the correspondence to the appropriate person or persons for response, with the exception of correspondence which is inappropriate or unrelated to the duties and responsibilities of the board of directors.

Selection of Nominees for the Board of Directors.  The Corporate Governance Committee is responsible for evaluating potential candidates to serve on our board of directors, and for recommending nominees to be presented for election to the board of directors at our annual meeting of stockholders. In evaluating potential director candidates, including incumbent directors, the Corporate Governance Committee considers the skills and characteristics possessed by each candidate in the context of the perceived needs of the board of directors at that point in time in an effort to ensure that there is a blend of skills and experience that will enhance the effectiveness of the board of directors. Among the factors considered by the Corporate Governance Committee in considering a potential nominee are the following:

•	the nominee’s independence;

•	the nominee’s relevant professional skills and depth of business experience;

•	the nominee’s character, judgment, and personal and professional integrity;

•	the nominee’s ability to read and understand corporate financial statements;

•	the nominee’s willingness to commit sufficient time to attend to his or her duties and responsibilities as a member of the board of directors;

•	the nominee’s qualifications for membership on certain committees of the board of directors;

•	any potential conflicts of interest involving the nominee; and

•	the composition and diversity of our existing board of directors.

In identifying potential candidates for the board of directors, the Corporate Governance Committee relies on recommendations from a number of possible sources, including current directors and officers. The Corporate Governance Committee may also retain outside consultants or search firms to help in identifying potential candidates for membership on the board of directors. In the past, the Corporate Governance Committee has engaged the firm of Spencer Stuart to assist with director searches. Spencer Stuart and a non-management director recommended Mr. Mergenthaler to fill a director vacancy in January 2009. The Corporate Governance Committee will also consider candidates recommended by stockholders on the same basis as other candidates.

Any stockholder wishing to recommend a candidate for consideration by the Corporate Governance Committee to become a nominee for election to the board of directors may do so by submitting a written recommendation to the committee in accordance with our procedures for the submission of “Future Stockholder Proposals,” as set out in our bylaws (see “Future Stockholder Proposals” beginning on page 53). For a nominee to be considered, the nominee must provide the questionnaire, representation and agreement described under that caption, and must describe various matters regarding the nominee and the recommending stockholder and the underlying beneficial owner, if any, including, among other things, the following information:

•	the name, age, addresses, principal occupation or employment of both the nominee and the recommending stockholder;

•	the nominee’s general biographical information, including the identification of any other boards on which the nominee serves;

•	with respect to our common stock, the current ownership information for both the nominee and the recommending stockholder;

•	a description of any transactions or relationships between the nominee and/or the recommending stockholder on one hand, and our Company or our management on the other hand;

•	a description of any material proceedings to which the nominee or the recommending stockholder, or either of their associates or affiliates, is a party that are adverse to our Company;

•	a description of all agreements, arrangements and understandings between the recommending stockholder (or such stockholders affiliates and associates, or others acting in concert with such stockholder) and the nominee (or such nominees affiliates and associates) pursuant to which the nomination is made;

•	rights to vote or acquire shares and other derivative securities or short interest held by the recommending stockholder;

•	such other information as may reasonably be required by the Company to determine the eligibility of the nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and

•	any other information relating to the nominee or the recommending stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

The request for nomination must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. Our Corporate Secretary will review all such stockholder recommendations, and will forward those that comply with the above-described requirements to the Corporate Governance Committee for evaluation and consideration.

Stock Ownership Guidelines for Directors.  Our Corporate Governance Guidelines establishes minimum level of stock ownership sufficient, in the judgment of the Corporate Governance Committee, to closely align the interests of directors with those of stockholders. Directors are expected to maintain stock ownership with a value of at least 1.5 times the notional value of our annual equity grant to non-employee directors. Only stock owned “free and clear” are included in determining compliance with this threshold (i.e., unexercised stock options/stock-settled stock appreciation rights or unvested restricted stock/restricted stock units are not included). Directors are given five years to meet this threshold. In addition, once a director has met the threshold, if the value of the stock held by such director falls below required ownership level due to a decrease in the trading price of our stock, such director shall have two years to remedy such shortfall. Even though these guidelines are not mandatory, each director’s status with respect to stock ownership is annually reviewed and communicated. Each of our directors is currently in compliance with these guidelines.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides a narrative commentary on our compensation policies, programs and practices for our chief executive officer, chief financial officer and other members of our executive management team. Throughout this proxy statement we will refer to our chief executive officer, our chief financial officer, and the three other officers named in the Summary Compensation Table on page 28 as the “named executives” or the “named executive officers.”

The broad topics discussed in this analysis include:

•	our compensation philosophy and objectives — alignment, pay for performance and the attraction and retention of talented executives;

•	how we implement our compensation objectives, including the role of the Compensation Committee (the “Committee”), management and the Committee’s compensation consultant;

•	our primary compensation vehicles, including base salary, an annual cash bonus opportunity and long-term equity awards; and

•	compensation decisions for 2009.

Compensation Philosophy and Objectives

Aligning Compensation with Stockholder Interests.  The primary goal of our compensation structure is to align the interests of our executives, including our named executive officers, with our stockholders through compensation vehicles that reward the achievement of established annual and long-term goals with the ultimate objective of increasing long-term stockholder value. The elements utilized to help achieve this goal of alignment include the following:

•	grants of time-vested non-qualified stock options, or “stock options,” and awards of time-vested restricted stock units under the Express Scripts, Inc. 2000 Long Term Incentive Plan (referred to as the “2000 LTIP”);

•	grants of performance shares (“performance shares”), which are intended to focus the executives on actions that are likely to enhance stockholder return, growth in earnings per share and return on invested capital;

•	executive stock ownership guidelines under which executives are expected to maintain significant holdings of our stock; and

•	an annual cash incentive bonus plan (the “Annual Bonus Plan”), the funding and calculation of which is dependent upon the achievement of certain key financial measures which we believe are drivers of stockholder value.

Rewarding Annual and Long-Term Performance.  Our compensation structure is also intended to reward the achievement of certain annual and long-term performance objectives by the individual executives, the Company’s business units, and the Company overall. This objective, in many ways, overlaps with the alignment objective and is achieved through the same compensation vehicles. The elements intended to reward annual and/or long-term performance include the following:

•	the Annual Bonus Plan, which is designed to focus the executives on individual, business unit and/or company-wide annual workplan goals, and which requires the achievement of certain key financial goals for funding;

•	grants of performance shares, which are contingent upon our performance against a group of peer companies in certain key financial metrics over a three-year period; and

•	grants of stock options, and restricted stock units, the value of which is dependent upon growth of the Company’s stock price over a period of several years. (In previous years, the Company granted stock settled stock appreciation rights (“SSARs”) in lieu of stock options and restricted stock instead of restricted stock units.)

Attracting and Retaining Talented Executives.  In a constantly growing and changing business, it is vital that we are able to continually attract and retain superior employees in key executive positions. The key compensation elements aimed at attracting and retaining executives include the following:

•	a compensation package consisting of base salary, potential Annual Bonus Plan awards, and equity grants, which is, both as a whole and by component, competitive with that offered by a peer group of companies;

•	equity awards that vest over time and thus encourage retention;

•	employment agreements with our key executives containing severance and change in control provisions; and

•	an Executive Deferred Compensation Plan (the “EDCP”), which provides a tax-advantaged method for executives to save for their retirement and under which we have historically made cash contributions that do not vest for three years (subject to acceleration upon eligibility for retirement, as described below).

Implementing our Compensation Objectives

Committee Members.  The Committee is responsible for establishing, overseeing and reviewing executive compensation policies and for approving, validating and benchmarking the compensation and benefits for named executive officers. In 2010, the Committee revised its charter to define the role of both the Committee and the independent members of the full board of directors. Effective in 2010, the Committee will continue to be responsible for establishing, overseeing and reviewing executive compensation policies, however any decisions by the Committee related to compensation for the named executive officers will be submitted for ratification by the independent members of the full board of directors. The Committee’s charter is available on the Corporate Governance page in the Investor Information section of our website at www.express-scripts.com. The Committee includes three independent Directors — Maura C. Breen (Chair), Gary G. Benanav and Nicholas J. LaHowchic. Each of these Directors is independent, as defined by the listing standards of The Nasdaq Global Select Market.

Role of Management in Establishing Compensation.  At the direction of the Chair of the Committee, management generally prepares the meeting materials for the Committee in advance of its meetings. A compensation consultant retained by the Committee may also prepare materials depending on the topics to be covered at the meeting. In the meetings, the Committee will consider for approval compensation matters for senior executives and equity grants for newly hired or promoted senior executives. Management may also ask that additional issues involving compensation policies or design be considered. During the annual evaluation process, the chief executive officer is given the opportunity to evaluate senior executives for purposes of annual merit increases, annual incentive payments and long-term equity awards. The Committee makes all compensation decisions for the named executives and other members of our senior management team, subject to ratification by the independent members of the full board of directors. However, the chief executive officer and certain other members of management may provide recommendations to the Committee on these matters.

Management may be asked to assist in conducting the meetings and to provide applicable data, information and other resources. The Committee’s independent compensation consultant also participates as requested by the Committee. As part of their regular meetings, Committee members generally meet in executive session during which members of management are not present.

In consultation with the Committee, management establishes compensation parameters below the senior executive level that generally reflect the compensation philosophy and direction established by the Committee in setting compensation for senior management.

Role of the Compensation Consultant.  The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In accordance with this authority, the Committee engaged Watson Wyatt Worldwide for guidance on executive compensation issues in 2008 and early 2009. In 2009, in connection with an annual review of the Company’s compensation practices, the Committee issued a “request for proposal” to several outside compensation advisors, and after a thorough review, the Committee changed its outside compensation advisor to Pearl Meyer & Partners for all compensation matters related to the senior executive officers, including the chief executive officer.

The Committee is solely responsible for commissioning the work of the Compensation Consultant. The Compensation Consultant is independent of management and does no other executive compensation work for the Company. The Committee has adopted a policy requiring the approval of the Committee Chair, or, at the Chair’s discretion, the entire Committee, before the Compensation Consultant can be utilized to perform any other services for the Company other than those required under its engagement by the Committee. In 2009, neither Watson Wyatt Worldwide nor Pearl Meyer & Partners were retained to perform any other services for the Company. The Committee has authority to hire and dismiss the Compensation Consultant and budgetary authority to establish engagements with the consultant. Management is copied on the work by the Compensation Consultant and discusses work in progress at the discretion of the Committee. As requested, a representative of the Compensation Consultant may attend the meetings of the Committee in person or by telephone.

The role of the Compensation Consultant is to provide independent, expert advice to the Committee on the design and level of compensation paid to our senior executives. The Compensation Consultant compares the compensation elements for the senior executive officers, including the chief executive officer, with the compensation received by executives in comparable positions at a group of peer companies. The Committee considers these peer group pay levels as one of the factors utilized in arriving at its final compensation decisions. It is the Committee’s current intention to conduct a benchmark study annually to assure that the senior executives are compensated appropriately from a competitive and design perspective. Following its analysis, the Compensation Consultant makes recommendations for consideration by the Committee.

Management does not currently engage a separate executive compensation consultant and did not in 2009.

Benchmarking of Executive Compensation Programs.  Our compensation approach is to combine base pay, annual incentive pay, and long-term incentive awards to create a total package that is, in general, approximately at the median compensation level for executive officers of a peer group of companies if financial and non-financial objectives are achieved, and that can be at or above the 80th percentile of such compensation level if “stretch” goals are achieved. Stretch goals are designed to achieve 80th percentile performance relative to the peer group.

In 2009, Pearl Meyer & Partners worked with the Compensation Committee and management to revise our peer comparison group to be better reflective of the Company’s size and scope of business. Analysis by the Compensation Consultant identified a group of 16 companies judged to be comparable to the Company (the “Peer Group Companies”) based on their revenue, EBITDA, market capitalization, industry, similarity to the Company and complexity. The table below identifies companies in our 2009 peer group and our 2010 peer group:

2009 Peer Group

AmerisourceBergen Corp.	Humana, Inc.
Becton, Dickinson and Company	Laboratory Corporation of America Holdings
Cigna Corporation	Medco Health Solutions, Inc.
Coventry Health Care, Inc.	Omnicare, Inc.
CVS/Caremark Corporation	Patterson Companies Inc.
Health Net, Inc.	Quest Diagnostics, Inc.
Henry Schein, Inc.

2010 Peer Group

Aetna, Inc.	Laboratory Corporation of America
AmerisourceBergen Corp.	McKesson Corp.
Becton, Dickinson and Company	Medco Health Solutions, Inc.
Cardinal Health Inc.	Medtronic Inc.
Cigna Corporation	Quest Diagnostics, Inc.
Coventry Health Care, Inc.	UnitedHealth Group Inc.
CVS/Caremark Corporation	Walgreen Co.
Humana, Inc.	WellPoint Inc.

The Peer Group Companies recommended by the Compensation Consultant and approved by the Committee include companies that are different from those in the peer group index in the Stock Performance Graph included in our annual report to stockholders. All of the Peer Group Companies are public companies in the healthcare industry, though not all are in the Pharmacy Benefit Management (PBM) sector, due to the limited number of publicly-traded companies in the PBM space. The Committee expects that it will be necessary to review and update the Peer Group Companies from time to time, whether to account for mergers, acquisitions or other changes to the Peer Group Companies, or based on a determination by the Committee that some or all of the Peer Group Companies are no longer appropriate for comparison purposes.

The Committee annually reviews and assesses the compensation levels provided by the Compensation Consultant for executive officers at the Peer Group Companies, and also evaluates the financial and market performance of the Peer Group Companies in making compensation decisions. In addition, the Committee also reviews public compensation information available through SEC filings and published survey information. This review constitutes one of the factors utilized by the Committee in determining the appropriate pay levels for the senior executives. The review involves compensation received by executives in comparable positions and looks at the various elements of the compensation package and how these elements support corporate objectives.

Assessment of Risk

While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of growing a business, the Compensation Committee has focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management decisions that could pose undue long-term risks to us, as follows:

•	Limits on Annual Bonus Plan Awards. The compensation of our named executive officers is not overly-weighted toward short-term incentives. For instance, our CEO’s target Annual Bonus Plan award in 2009 was approximately 14% of his total target compensation. Moreover, awards to each executive officer are limited by the terms of the Annual Bonus Plan to a fixed maximum specified in the Plan or a fixed percentage of an incentive pool, and for 2010 Annual Bonus Plan awards each executive officer’s award is further limited to 200% of his or her base salary (the maximum payout for each executive officer other than the CEO was 250% of target for 2009 awards under the Annual Bonus Plan).

•	Emphasis on Long-Term Incentive Compensation. The largest percentage of total target compensation is equity-based long-term incentive compensation that vests over a period of years. This vesting period encourages our executives to focus on sustaining our Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•	Use of Performance Shares. A significant portion of long-term incentive compensation consists of performance shares. Performance share payouts are tied to how our stock price performs relative to a peer group over a three-year period, which focuses management on sustaining our long-term performance. These awards also have overlapping performance periods, so any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 250% of target.

•	Performance Metrics. Awards are made based on a review of a variety of indicators of performance (EPS, EBITDA and relative stockholder return as compared to a peer group), thus diversifying the risk associated with any single indicator of performance. We believe these metrics correlate to long-term creation of stockholder value and are affected by management decisions.

•	Role of Compensation Committee. Members of the Compensation Committee approve the final Annual Bonus Plan awards at their discretion, after the review of executive and corporate performance, subject to ratification by the independent members of the full board. Further, the Committee reviews the Company’s incentive plans available to employees other than the named executive officers and discusses the compensation programs and practices in place to prevent unnecessary risk taking in those plans.

•	Share Ownership Guidelines. Our share ownership guidelines require the named executive officers to hold a certain amount of Company stock. This ensures that each executive will have a significant amount of personal wealth tied to long-term holdings in our stock.

In summary, we have structured our program so that a considerable amount of the wealth of our executives is tied to the long-term health of our Company, we avoid the type of disproportionately large short-term incentives that could encourage executives to take risks that may not be in our long-term interests, and we provide incentives to manage for long-term performance. We believe this combination of factors encourages our executives to manage our Company in a prudent manner.

Components of Executive Compensation

The Committee has structured an executive compensation program comprised of three primary components: base pay, annual incentive pay, and long-term incentive pay. Segmenting and stratifying the elements of executive compensation helps focus compensation resources where they are expected to be most effective. In developing the mix of components, the Committee has sought to balance the need for fixed compensation provided in base pay with variable compensation provided in the annual and long-term incentive plans.

Base Pay.  Adequate and competitive base pay allows for the recruitment and retention of high caliber executives. The Committee uses median base pay of the Peer Group Companies as a reference point for equivalent or similar positions with the Company. The Committee determines the salary for each of the executive officers by considering the value and performance of the executive, recommendations by management (for executives other than the chief executive officer) and the Compensation Consultant, the level and scope of responsibilities of the position, and the pay levels of similarly positioned executive officers in the Peer Group Companies. Competitive pay levels are represented in median pay for the positions at the Peer Group Companies and other sources as well as recommended pay range alternatives provided by the Compensation Consultant. At the senior executive level, results applicable to the business unit or functional division headed by the executive are also factored into decisions related to changes in the base pay of the executive.

Salary levels are typically reviewed annually as part of our performance review process or upon a promotion or significant change in an executive’s responsibilities. Salary increases are based on both individual performance and changes in our overall budget for compensation. Changes in salary for the named executives and other members of senior management are approved by the Committee and annual changes are generally effective each year as of April 1.

Annual Bonus Plan.  The Annual Bonus Plan provides the Company with a tool to assist in focusing the executive on accomplishing current operational and financial objectives over a one-year period. Each executive has a bonus target, which is stated as a percentage of his or her annual base salary. The targets are set by the Committee taking into consideration the median annual incentive pay levels existing at the Peer Group Companies for similar positions and other factors. Payouts under the annual incentive program are determined as follows:

•	Each year, typically during the fourth quarter, the board of directors meets and approves a company-wide budget for the next calendar year that includes budgeted targets based on earnings per share (“EPS”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Committee also typically meets during the fourth quarter at which time it establishes the EPS and EBITDA targets for the Annual Bonus Plan based on the budgeted numbers, as well as separate EBITDA targets for our various operating groups.

•	Funding of the bonus pool is dependent on achievement of the EPS and EBITDA targets. If the EPS target is achieved or exceeded and the EBITDA target is exceeded, then 50% of the amount by which EBITDA is greater than the EBITDA target will be used to supplement the bonus pool up to a maximum of 200%. If the Company achieves or exceeds its EPS target, but fails to meet its EBITDA target, the pool will be reduced by 50% of the EBITDA shortfall until the EBITDA target is achieved. If the EPS target is not achieved, then the funding of the bonus pool is 0% and then the Committee, at its discretion, can determine an adjusted bonus pool, if any.

•	For 2009, the actual bonus awards for executive officers were determined based on the following factors:

•	the appropriate operating group’s bonus pool funding factor, which can range from 0% to 200% based on financial results for the operating group and the Company as a whole; and

•	each executive officer’s respective bonus targets, which range from 60% to 130% of base salary. Each individual’s payout award can be adjusted from 0% to 150% of target based on performance against individual goals as determined through an evaluation by the Committee (and, in the case of senior executives, also by the chief executive officer) of the extent to which non-financial goals were achieved.

•	Under the program, the maximum payout for each executive officer other than the CEO is 250% of the target opportunity. The maximum payout for the CEO is 200% of his target opportunity.

Annual Bonus Plan awards to our senior executives are made under the 2000 LTIP. This permits the Company to preserve the tax deductibility of its Annual Bonus Plan (see Deductibility of Compensation on page 26). Annual bonus awards for 2009 made under the 2000 LTIP have a maximum achievable level, are conditioned upon the achievement of a minimum EPS target, and are subject to the downward discretion of the Committee.

2009 Annual Bonus Plan Results.  For 2009, the level of awards payable represented 200% of an officer’s target award, based on an adjusted EPS of $3.80 versus a budgeted EPS of $3.68 and an adjusted EBITDA of $1,686.0 million against a budgeted EBITDA of $1,581.6 million.

Long-Term Incentive Awards.  The Committee believes that our long-term compensation program should orient and align senior executives with the interests of stockholders and focus the executives’ efforts on our long-term success. The long-term incentive awards are designed to retain executives and motivate them toward results that exceed those of the Peer Group Companies. The long-term compensation program consists of grants of stock options, performance shares and either restricted stock or restricted stock units. These equity grants increase in value if the market value of the stock appreciates over time. For that reason, the executives are motivated to engage in behaviors that will increase the long-term value of the stock and thereby benefit all stockholders.

Each executive officer receives an equity grant upon employment (or upon promotion to senior executive status) and, in the past, typically has received an additional annual equity grant each succeeding year. The Committee believes that providing equity compensation opportunities provides a clear and powerful motivation to the executive team to achieve financial and operational objectives that will, over time, increase the market price of the stock. The purpose of grants for newly-hired executives is to provide incentive for high potential individuals to join the Company and/or to compensate them for compensation they may have forfeited when leaving their prior employers.

Factors considered by the Company in determining the appropriate equity vehicles to use include consideration of the prevalence of equity grants and mix in the Peer Group Companies and general industry, rewarding share price improvement, retention, and relative stock and financial performance. Senior executives receive annual grants of long-term equity compensation allocated among three different types of equity grants. The annual awards are approved by the Committee based on the dollar value of the entire equity package, which is allocated among the forms of equity as follows for each of the named executive officers except Mr. Paz:

•	50% of the equity package is awarded in the form of time-vested, non-qualified stock options. The stock options have an exercise price equal to the fair market value of the stock on the grant date. They vest in three equal annual installments and expire seven years from the date of grant. Stock options only provide compensation value if the stock price increases after they are granted. The actual number of stock options awarded is determined by applying the method utilized by the Company to value the stock options for financial reporting purposes (currently the Black-Scholes valuation model).

•	25% of the equity package is awarded in the form of time-vested, restricted stock units, which vest in three equal annual installments. Upon vesting, the restricted stock units entitle the executive to receive an equivalent number of shares of our common stock. The value is based on the fair market value of our common stock on the date of grant.

•	The remaining 25% of the equity package is awarded in the form of performance share awards, which are settled in shares of stock on a share-for-share basis, with the actual number of shares of stock to be delivered upon settlement of the performance shares based upon the Company’s performance over a specified period versus the Peer Group Companies selected by the Committee. The period for measurement of the performance shares is three years commencing as of January 1 of the year during which they are granted. The number of shares of stock ultimately delivered is determined based on performance against the Peer Group Companies in three performance categories: total stockholder return, three-year compound annual growth in earnings per share, and three-year average return on invested capital. One of the Peer Group Companies, Medco Health Solutions, Inc., is weighted more heavily than the others in the peer group because the Committee has determined that it represents a more direct business competitor. Assuming the Company’s performance for the performance period is at the 40th percentile, the actual shares of stock issued will equal 35% of the award targeted for the participating executive; at the 50th percentile, the actual shares of stock issued will equal 100% of the award targeted for the executive; and at the 80th percentile, the actual shares of common stock issued will equal 250% of the targeted award which is the maximum number of shares that can be awarded. If the performance falls between these percentile rankings, the actual shares of stock issued will be determined by interpolation. Realization of the performance share awards and their actual value, if any, will depend on the applicable targets being met and the market value of the stock on the date the performance share awards are settled. The actual target number of performance shares granted is determined based on the fair market value of the stock on the date of grant.

The Committee believed it was appropriate to bring the chief executive officer’s total direct compensation (base pay, annual incentive bonus pay and long-term incentives) up to or near the 50th percentile among the Peer Group Companies. However, in keeping with the Company’s increased emphasis on pay-for-performance, the Committee concluded that a larger portion of the chief executive officer’s long-term incentive compensation (35%) should be represented by performance shares, as compared to the 25% for the Company’s other executive officers. As a result, beginning in 2008 and continuing for 2009, Mr. Paz’s long-term incentive awards were allocated as follows: 40% stock options, 25% restricted stock units, and 35% performance shares.

The Committee grants the three types of awards in order to meet several objectives. The Committee believes that measuring performance against the Company’s competitors with respect to important financial metrics adds a significant dimension to the long-term program design. By including performance shares, the program provides motivation both to achieve results that will be responded favorably to in the marketplace and to produce results that exceed equivalent measures among the competitors. The weighting of the equity components that comprise the long-term plan package is subject to change based on the Committee’s evaluation and discretion.

The Committee has discretion to determine the vesting schedule for each time-based equity grant and generally makes grants that become exercisable in equal amounts over three years. Except in the cases of retirement, disability or death, executives generally must be employed by the Company at the scheduled vesting time for their equity awards in order for such vesting to occur.

The size of a named executive’s equity compensation award is based upon the evaluation by the Committee regarding the contribution that the executive officer is expected to make to the overall growth and profitability during the vesting period. The Committee also considers long-term incentive compensation levels at the Peer Group Companies. While the Company maintains stock ownership guidelines, the Committee does not take into account existing stock ownership levels of individual executives in determining the amount of equity awards.

If a business transaction occurs that would change the basis for determining the results for incentive compensation payments, the Committee may adjust the metrics to reflect the new business circumstances in a manner that provides equivalent opportunity and results requirements. The Committee may also make similar adjustments to account for changes in accounting principles or practices, changes in the number of shares outstanding, and similar changes, and may determine whether adjustments should be made for one-time or extraordinary items, prior period adjustments, discontinued operations and similar items. Such adjustments could occur for the metrics in the Annual Bonus Plan or the performance share portion of the equity grants.

2009 Performance Share Award Results.  The performance shares for the performance period January 1, 2006 through January 1, 2009 vested at 250% based on the achievement of the following criteria:

					Vesting as a	Vesting
	Express				Percentage	Percent by
	Scripts		Percentile	Peer	of PSU	Relative
Criteria	Performance	Weighting	Rank	Rank	Grant	Weighting

Total Stockholder Return	9.94%	33 1/3%	80%	4 out of 16	250%	83 1/3%
Three Year Compounded Annual Growth Rate — EPS	33.6%	33 1/3%	100%	1 out of 16	250%	83 1/3%
Three Year Average Return on Invested Capital	22.6%	33 1/3%	100%	1 out of 16	250%	83 1/3%
Total Vesting						250%

The peer companies included for this performance period were consistent with those listed in the 2009 Peer Group with Medco Health Solutions, Inc. weighted as three companies. The vesting of these shares is reflected in the Options Exercises and Stock Vested Table on page 33.

Perquisites.  In accordance with the compensation philosophy to pay for performance, no perquisites are provided to the senior executive officers that we would be required to report under the rules applicable to this proxy statement.

Deferred Compensation.  The Company provides an opportunity for executives to participate in the Executive Deferred Compensation Plan (“EDCP”), a deferred compensation program that is intended to comply with the rules provided under Section 409A of the Internal Revenue Code. Under the EDCP, participating executives can elect to defer up to 50% of their annual base pay and up to 100% of their annual bonus. In addition, we have historically made contributions to each executive’s account under the EDCP equal to 6% of the executive’s annual cash compensation, with the contributions subject to a cliff vesting at the end of the third calendar year following the year for which they are awarded. At such time as an executive becomes eligible for retirement under the EDCP (which occurs upon reaching a minimum of age 55 and having a combined age plus years of service with the Company of 65), all contributions made to such executive’s account under the EDCP immediately become vested. Other than the 6% annual cash contribution to the EDCP and the opportunity to participate in the Company’s qualified 401(k) plan, the Company provides no retirement benefits to its executives.

Deferred compensation gives executives a tax favored method of accumulating assets for current or retirement living expenses. The three-year vesting schedule that applies to the Company contributions is intended to serve as a retention device for the executives. Amounts contributed to the EDCP by either the participant or the Company are assumed to have been invested in one or more of a number of publicly available mutual funds and a Company Common Stock Fund. The plan is not formally funded and the returns that are paid on the participants’ accounts are equal to the gain or loss on the hypothetical market investments. As a result, the Committee believes that the Company has not promised to pay above-market returns on any participant’s account under the EDCP.

Summary of 2009 Direct Compensation Decisions

Based on the compensation philosophy and objectives discussed above, the Committee, in consultation with the Compensation Consultant, evaluated our executive officers and determined for each named executive the following direct compensation in 2009. In addition to detailing the compensation decisions for 2009, the chart also highlights the performance-based nature of our program by illustrating that the amount of actual direct compensation was higher than target due to the above-target cash bonus awards earned under the Annual Bonus Plan for 2009 performance.

		Annual
		Bonus
		Plan				Amount
		Target	Target			Earned
		Payout	Bonus		Total Target	Above/(Below)	Total Actual
	2009	as a % of	Award	2009 LTI	Direct	Target Bonus	Direct
Name	Salary(a)	Salary(b)	($)(c)	Award(d)	Compensation	Award(e)	Compensation

George Paz	$980,000	130%	$1,264,250	$6,910,000	$9,154,250	$1,264,250	$10,418,500
Jeffrey Hall	$530,000	70%	$357,000	$1,770,000	$2,657,000	$357,000	$3,014,000
Keith Ebling	$412,000	70%	$286,300	$1,755,000	$2,453,300	$286,300	$2,739,600
Patrick McNamee	$494,400	70%	$343,560	$1,490,000	$2,327,960	$343,560	$2,671,520
Ed Ignaczak	$464,000	80%	$368,400	$1,440,000	$2,272,400	$368,400	$2,640,800

(a)	Amounts shown represent base salaries effective April 1, 2009.

(b)	Payout range for 2009 as a percent of target is 0 — 200% for Mr. Paz and 0 — 250% for the other named executive officers.

(c)	In determining the target bonus award, each executive’s target bonus percentage is applied to his base salary, with the effect of any salary adjustments during the year pro-rated for the portion of the year during which they were in effect.

(d)	Specific 2009 long-term incentive awards to the named executive officers are contained in the table under the caption “Grants of Plan-Based Awards in 2009” table on page 29.

(e)	Amounts shown represent the amount by which the annual bonus award under the Annual Bonus Plan was above the target opportunity due to above-target business performance.

Other Compensation Related Matters

Additional Benefits.  Except as specifically described in this Compensation Discussion and Analysis, the executive officers participate in employee benefit plans generally available to all employees on the same terms as similarly situated employees, including our 401(k) plan and health and welfare plans. The Company provides equivalent health insurance to all of our employees, and the employee paid portions of the premiums on such insurance are tiered such that more highly compensated employees pay higher premiums in order to subsidize the premiums for lower paid employees. As a result, the employee contributions paid by our executives are more than 300% higher than those paid by our lowest paid employees. All of the executives have offices that are no larger than those of the regular offices in our headquarters building and reserved parking is not provided for employees at any level, and no financial counseling programs are provided for executives.

Employment Agreements.  We have entered into employment agreements with our chief executive officer and each of our executive vice presidents, which also contain severance and change in control provisions. The Committee believes these agreements are appropriate for a number of reasons, including the following:

•	the agreements assist in attracting and retaining executives as we compete for talented employees in a marketplace where such agreements are commonly offered;

•	the severance provisions require terminated executives to execute a release in order to receive severance benefits and such benefits are conditioned upon compliance with various terms of the agreement, including non-competition, non-solicitation and non-disparagement covenants; and

•	the change in control and severance provisions help retain key personnel during rumored or actual acquisitions or similar corporate changes.

These agreements do not materially affect the Committee’s annual compensation determinations, as they only restrict its ability to reduce base salary.

Additional information about the severance and change in control provisions of the agreements, can be found under the caption “Employment Agreements and Potential Payments Upon Termination or Change in Control” on page 34.

Deductibility of Compensation.  The goal for the deductibility of compensation is to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent deemed practicable or appropriate by the Committee. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly-traded company may deduct in any one year for any of its “named executive officers.” This limitation does not apply to performance-based compensation meeting certain requirements (including the requirement that such compensation be paid under a stockholder-approved plan). For 2009, the grants of stock options and performance shares were designed to satisfy the deductibility requirements of Section 162(m).

As discussed above, the annual bonus awards are awarded and paid under the 2000 LTIP, thus satisfying the requirement under Section 162(m) that performance-based compensation be paid pursuant to a stockholder-approved plan. Accordingly, the Committee intends for these awards under the annual incentive program to be deductible for 2009 and future years.

Stock Ownership Guidelines for Executives.  In 2001, the Committee established guidelines for stock ownership among its executive group. The purpose of the guidelines is to have each executive show his or her commitment to the Company and to its stockholders by holding a prescribed number of full value shares or restricted stock. While restricted stock, performance shares and phantom stock equivalents under the EDCP are included in determining compliance with these thresholds, stock options, SSARs, whether vested or unvested are not included. Even though these guidelines are not mandatory, each executive’s status with respect to stock ownership is annually reviewed and communicated. Each executive has five years from the time of becoming an executive officer to attain the recommended ownership level. The guidelines require each individual to hold a number of eligible shares with a value at least equal to a multiple of his or her base annual salary as follows: 4.0x for the chief executive officer, 3.5x for the chief operating officer, 3.0x for all executive vice presidents, 2.5x for all senior vice presidents, and 1.5x-2.0x for our vice presidents.

As of December 31, 2009, each of the named executive officers had met his stock ownership requirements through holdings of shares of the stock, including restricted stock, performance shares or share equivalents beneficially owned under the deferred compensation plan.

Option Granting Policy.  Effective in November 2006, the Committee adopted a Policy for Grant Approvals and for Establishing Grant Date for Equity Grants. Under this policy:

•	annual awards of equity will be approved by the Committee, and ratified by the board of directors, during the first quarter of each fiscal year, or at a special meeting, normally in advance of the annual earnings release, with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee, the board of directors or the chief executive officer (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under the (i) or (ii) above would not fall within an “open window” trading period, then such award will be granted with an effective grant date as of the third trading date following the date of our next succeeding release of quarterly or annual financial results;

•	special awards for new hires, retention, promotional and special recognition may be granted during an “open window” trading period or, if the Committee, the board of directors or the chief executive officer (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the third trading date following the date of our next succeeding release of quarterly or annual financial results;

•	the exercise price of stock options and stock appreciation rights will be not less than the closing trading price of the stock on the grant date; and

•	equity grants will be made on a nominal value basis consistent with the method the Company uses to value options for financial reporting purposes under Statement of Financial Accounting Standard, or “SFAS”, No. 123R.

By making grants during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such grants, both in the aggregate and with respect to individual executives. Additionally, by making the awards during the first quarter, such grants are coordinated with the annual bonus awards and annual salary adjustments.

Derivatives Trading.  Because a primary goal of equity-based incentive compensation is to align the interests of our executives with our stockholders, our policy prohibits the trading of derivative securities related to shares of our stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Express Scripts, Inc. has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K.

March 2, 2010

COMPENSATION COMMITTEE

Maura Breen, Chairperson
Gary Benanav
Nicholas LaHowchic

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Maura Breen (Chair), Gary Benanav, and Nicholas J. LaHowchic, none of whom are employees or current or former officers of our Company, or had any relationship with our Company required to be disclosed under “Certain Relationships and Related Party Transactions.”

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers listed in the table for the year ended December 31, 2009:

						Non-Equity
			Stock		Option	Incentive Plan	All Other
		Salary	Awards		Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	(1)($)		(2)($)	(3)($)	($)(4)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)

George Paz	2009	$971,692	$4,146,000	(5)	$2,764,000	$2,528,500	$217,582	$10,627,774
President, Chief Executive	2008	$941,808	$4,020,000		$2,680,000	$2,450,500	$195,448	$10,287,756
Officer, Chairman	2007	$882,308	$3,200,912		$2,750,000	$2,124,000	$114,732	$9,071,952
Jeffrey Hall	2009	$507,846	$885,000	(6)	$885,000	$714,000	$80,521	$3,072,367
Executive Vice President,	2008	$328,846	$1,100,000		$1,600,000	$630,000	$19,731	$3,678,577
Chief Financial Officer	2007	—	—		—	—	—	—
Keith Ebling	2009	$408,677	$877,500	(7)	$877,500	$572,600	$51,395	$2,787,672
Executive Vice President,	2008	—	—		—	—	—	—
General Counsel	2007	—	—		—	—	—	—
Patrick McNamee	2009	$490,412	$745,000	(8)	$745,000	$687,120	$80,840	$2,748,372
Executive Vice President,	2008	$464,981	$725,000		$725,000	$652,750	$70,857	$2,638,588
Chief Operating Officer	2007	$391,615	$494,682		$425,000	$524,300	$54,067	$1,889,664
Ed Ignaczak	2009	$460,123	$720,000	(9)	$720,000	$736,800	$80,657	$2,717,580
Executive Vice President,	2008	$422,692	$700,000		$700,000	$680,000	$64,275	$2,566,967
Client and Clinical Services	2007	$329,888	$436,501		$375,000	$456,890	$40,161	$1,638,440

(1)	The amounts in column (d) reflect the aggregate fair value of restricted stock and performance share awards as of their grant date calculated in accordance with ASC Topic 718. For restricted stock, restricted stock units and performance share awards, fair value is calculated using the closing price of our common stock on the date of grant. For additional information regarding stock-based compensation, refer to Note 12 to the Consolidated Financial Statements included in the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 (our “2009 10-K” ).

(2)	The amounts in column (e) reflect the aggregate fair value of stock option awards as of their grant date calculated in accordance with ASC Topic 718. The values were calculated using the Black-Scholes multiple option-pricing model. For additional information regarding stock-based compensation, including the assumptions used in the Black-Scholes model, refer to Note 12 Consolidated Financial Statements included in the financial statements in our 2009 10-K.

(3)	The amounts in column (f) reflect the cash awards earned during 2009 under our annual bonus plan, as discussed in the Compensation Discussion and Analysis above. These amounts were approved by the Compensation Committee at its February 17, 2010 meeting and were paid in March 2010.

(4)	Amounts shown as “All Other Compensation” include the basic company credit contribution under the EDCP and the matching contribution under the Company’s 401(k) plan. The amounts for 2009 are as follows:

Compensation Category	Mr. Paz	Mr. Hall	Mr. Ebling	Mr. McNamee	Mr. Ignaczak

Company Credit Contribution under the EDCP	$205,332	$68,271	$39,145	$68,590	$68,407
Company Matching Contribution to the 401(k)	$12,250	$12,250	$12,250	$12,250	$12,250

Total	$217,582	$80,521	$51,395	$80,840	$80,657

(5)	Includes both an award of performance shares with a grant date fair value of $2,418,500 which is based on the probable outcome and an award of time-based restricted stock units with a grant date fair value of $1,727,500. If the performance goals under the Performance Share Award are met, the potential maximum value of the performance shares is $6,046,250.

(6)	Includes an award of performance shares with a grant date fair value of $442,500 which is based on the probable outcome and an award of time-based restricted stock units with a grant date fair value of $442,500. If the performance goals under the Performance Share Award are met, the potential maximum value of the performance shares is $1,106,250.

(7)	Includes both an award of performance shares with a grant date fair value of $438,750 which is based on the probable outcome and an award of time-based restricted stock units with a grant date fair value of $438,750. If the performance goals under the Performance Share Award are met, the potential maximum value of the performance shares is $1,096,875.

(8)	Includes both an award of performance shares with a grant date fair value of $372,500 which is based on the probable outcome and an award of time-based restricted stock units with a grant date fair value of $372,500. If the performance goals under the Performance Share Award are met, the potential maximum value of the performance shares is $931,250.

(9)	Includes an award of performance shares with a grant date fair value of $360,000 which is based on the probable outcome and an award of time-based restricted stock units with a grant date fair value of $360,000. If the performance goals under the Performance Share Award are met, the potential maximum value of the performance shares is $900,000.

GRANTS OF PLAN-BASED AWARDS IN 2009

The following table provides additional information about awards of restricted stock units, non-qualified stock options and performance shares granted to the named executive officers in 2009:

										All Other	All Other
										Stock	Option
										Awards:	Awards:	Exercise	Grant Date
										Number of	Number of	or Base	Fair Value
				Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock
			Committee	Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Stock or	Underlying	Option	and Option
		Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(4)	Options(5)	Awards	Awards(6)
Name	Type of	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	Award	(b)(1)	(1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

George Paz	2000 LTIP (PSUs)	3/2/2009	2/25/2009				18,506	52,874	132,185				$2,418,500
	2000 LTIP (RSUs)	3/2/2009	2/25/2009							37,767			$1,727,500
	2000 LTIP (Options)	3/2/2009	2/25/2009								197,478	$45.74	$2,764,000
	2009 ABP		12/9/2008	$0	$1,264,250	$2,528,500

Jeffrey Hall	2000 LTIP (PSUs)	3/2/2009	2/25/2009				3,385	9,674	24,185				$442,500
	2000 LTIP (RSUs)	3/2/2009	2/25/2009							9,674			$442,500
	2000 LTIP (Options)	3/2/2009	2/25/2009								63,230	$45.74	$885,000
	2009 ABP		12/9/2008	$0	$357,000	$892,500

Keith Ebling	2000 LTIP (PSUs)	3/2/2009	2/25/2009				2,754	7,870	19,675				$360,000
	2000 LTIP (PSUs)	3/2/2009	12/9/2008				602	1,721	4,302				$78,750
	2000 LTIP (RSUs)	3/2/2009	2/25/2009							7,870			$360,000
	2000 LTIP (RSUs)	3/2/2009	12/9/2008							1,721			$78,750
	2000 LTIP (Options)	3/2/2009	2/25/2009								51,441	$45.74	$720,500
	2000 LTIP (Options)	3/2/2009	12/9/2008								11,252	$45.74	$157,500
	2009 ABP		12/9/2008	$0	$286,300	$715,750

Patrick McNamee	2000 LTIP (PSUs)	3/2/2009	2/25/2009				2,849	8,143	20,357				$372,500
	2000 LTIP (RSUs)	3/2/2009	2/25/2009							8,143			$372,500
	2000 LTIP (Options)	3/2/2009	2/25/2009								53,227	$45.74	$745,000
	2009 ABP		12/9/2008	$0	$343,560	$858,900

Ed Ignaczak	2000 LTIP (PSUs)	3/2/2009	2/25/2009				2,754	7,870	19,675				$360,000
	2000 LTIP (RSUs)	3/2/2009	2/25/2009							7,870			$360,000
	2000 LTIP (Options)	3/2/2009	2/25/2009								51,441	$45.74	$720,000
	2009 ABP		12/9/2008	$0	$368,400	$921,000

(1)	Consistent with the terms of the equity grant policy, at its February 2009 meeting the Committee set March 2, 2009 as the date of the annual LTI grant, which was the third trading date following the date of the earnings release.

(2)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum payouts under the Annual Bonus Plan (“ABP”) for 2009. The actual payouts for 2009 can be found in our Compensation Discussion and Analysis beginning on page 17.

(3)	The amounts in columns (f), (g) and (h) represent the threshold, target and maximum payouts under the performance share grants made to the named executives for the January 1, 2009 through January 1, 2012 performance period. The number of shares of our common stock to be delivered upon settlement of the performance shares will be determined based upon our performance over a set period versus the peer group companies identified in our Compensation Discussion & Analysis beginning on page 17. Realization of the performance share awards and their actual value, if any, will depend on the applicable targets being met and the market value of our common stock on the date the performance share awards are settled.

(4)	The numbers in column (i) represent the restricted stock units. For each of the March 2, 2009 awards, one-third of the awards are scheduled to vest February 28, 2010, February 28, 2011 and February 28, 2012, subject to acceleration under the terms of the 2000 LTIP.

(5)	The numbers in column (j) represent non-qualified stock options. The options have an exercise price of $45.74 (the closing price of our common stock on the grant date) and are scheduled to vest on each of the first three anniversaries of the date of grant subject to acceleration under the terms of the 2000 LTIP, and will expire seven years following the grant date.

(6)	The amounts in column (l) for restricted stock and performance share awards are based on the grant date fair value and the probable outcome. The amounts in column (l) for options are estimated on the date of grant using the Black-Scholes multiple option-pricing model. For additional information regarding stock-based compensation, including the assumptions used in the Black-Scholes model, refer to Note 12 to the Consolidated Financial Statements included in the financial statements in our 2009 10-K.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table provides information on vested and unvested equity awards held by the named executive officers as of December 31, 2009:

Option Awards	Stock Awards
Equity
Incentive
Plan
Awards:
Equity	Equity	Market or
Incentive	Incentive	Payout
Plan	Plan Awards:	Value of
Awards:	Number of	Unearned
Number of	Unearned	Shares,
Number of	Number of	Securities	Number of	Market Value	Shares, Units	Units or
Securities	Securities	Underlying	Shares or	of Shares or	or Other	Other
Underlying	Underlying	Unexercised	Units of Stock	Units of Stock	Rights That	Rights That
Unexercised	Unexercised	Unearned	Option Exercise	Option	That Have	That Have	Have Not	Have Not
Options	Options	Options	Price	Expiration	Not Vested	Not Vested	Vested	Vested
Name	Grant	(# Exercisable)	(# Unexercisable)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

George Paz	2/10/2004	72,008	$17.3275	2/10/2011

3/5/2004	83,156	$18.79	3/5/2011

3/1/2005	103,520	$19.32	3/1/2012

4/11/2005	160,000	$21.40	4/11/2012

2/28/2006	137,848	$43.635	2/28/2013

2/22/2007	136,716	68,358	(1)	$39.325	2/22/2014	11,655	(4)	$1,007,225	87,415	(7)	$7,554,404

5/23/2007	1,152	(4)	$99,556	14,230	(7)	$1,229,757

2/26/2008	47,759	95,517	(2)	$63.84	2/26/2015	17,491	(5)	$1,511,572	91,830	(8)	$7,935,949

3/2/2009	197,478	(3)	$45.74	3/2/2016	37,767	(6)	$3,263,824	132,185	(9)	$11,423,428

Jeffrey Hall	5/27/2008	25,444	50,887	(10)	$71.54	5/27/2015	6,289	(11)	$543,495	14,850	(8)	$1,283,337

3/2/2009	63,230	(3)	$45.74	3/2/2016	9,674	(6)	$836,027	24,185	(9)	$2,090,068

Keith Ebling	3/5/2004	8,420	$18.79	3/5/2011

3/1/2005	10,480	$19.32	3/1/2012

5/24/2005	8,000	$23.57	5/24/2012

2/28/2006	4,992	$43.635	2/28/2013

2/22/2007	5,594	2,796	(1)	$39.325	2/22/2014	318	(4)	$27,482

2/26/2008	2,413	4,825	(2)	$63.84	2/26/2015	365	(5)	$31,543

3/2/2009	3,750	(12)	7,502	(12)	$45.74	3/2/2016	1,148	(12)	$99,210	4,303	(12)	$371,865

3/2/2009	51,441	(3)	$45.74	3/2/2016	7,870	(6)	$680,125	19,675	(9)	$1,700,314

Patrick McNamee	2/28/2006	18,808	$43.635	2/28/2013

2/22/2007	21,130	10,564	(1)	$39.325	2/22/2014	1,801	(4)	$155,642	13,510	(7)	$1,167,534

5/23/2007	178	(4)	$15,383	2,200	(7)	$190,124

2/26/2008	12,920	25,839	(2)	$63.84	2/26/2015	3,785	(5)	$327,100	14,195	(8)	$1,226,732

3/2/2009	53,227	(3)	$45.74	3/2/2016	8,143	(6)	$703,718	20,358	(9)	$1,759,338

Ed Ignaczak	10/29/2004	6,760	(13)	$584,199

3/1/2005	10,050	$19.32	3/1/2012

2/28/2006	19,532	$43.635	2/28/2013

2/22/2007	18,643	9,321	(1)	$39.325	2/22/2014	1,589	(4)	$137,321	11,920	(7)	$1,030,126

5/23/2007	157	(4)	$13,568	1,940	(7)	$167,655

2/26/2008	12,474	24,948	(2)	$63.84	2/26/2015	3,654	(5)	$315,779	13,705	(8)	$1,184,386

3/2/2009	51,441	(3)	$45.74	3/2/2016	7,870	(6)	$680,125	19,675	(9)	$1,700,314

(1)	The unvested portion of this SSARs grant is scheduled to vest on February 22, 2010.

(2)	The unvested portion of this option grant is scheduled to vest in two (2) substantially equal installments on February 26, 2010, and February 26, 2011.

(3)	The unvested portion of this option grant is scheduled to vest in three (3) substantially equal installments on March 2, 2010, March 2, 2011, and March 2, 2012.

(4)	The unvested portion of this restricted stock award is scheduled to vest on February 22, 2010.

(5)	The unvested portion of this restricted stock award is scheduled to vest in two (2) substantially equal installments on February 28, 2010 and February 28, 2011.

(6)	The unvested portion of this restricted stock unit award is scheduled to vest in three (3) substantially equal installments on February 28, 2010, February 28, 2011, and February 28, 2012.

(7)	Performance shares became payable following the end of the performance period on January 1, 2010. The stated numbers reflect the maximum possible award, which was distributed as a result of achievement of the performance goals during the performance period (250% of target).

(8)	Performance shares become payable following the end of the performance period on January 1, 2011. In accordance with SEC rules, because the maximum number of shares was awarded for the performance shares that settled in 2009, we are also reporting the maximum number (250% of target) for these outstanding awards. The number of shares payable may decrease from the maximum amount based upon the achievement of performance criteria.

(9)	Performance shares become payable following the end of the performance period on January 1, 2012. In accordance with SEC rules, because the maximum number of shares was awarded for the performance shares that settled in 2009, we are also reporting the maximum number (250% of target) for these outstanding awards. The number of shares payable may decrease from the maximum amount based upon the achievement of performance criteria.

(10)	The unvested portion of this option grant is scheduled to vest in two (2) substantially equal installments on May 27, 2010 and May 27, 2011.

(11)	The unvested portion of this restricted stock award is scheduled to vest in two (2) substantially equal installments on May 27, 2010 and May 27, 2011.

(12)	The equity award of stock options, restricted stock units and performance shares were approved by our board of directors on December 9, 2008, however, since the grant occurred during a “closed window,” the grant date for each equity award was March 2, 2009. The stock options and restricted stock units vest in three (3) substantially equal installments on December 9, 2009, December 9, 2010 and December 9, 2011. Performance shares become payable following the end of the performance period on January 1, 2011. In accordance with SEC rules, because the maximum number of shares was awarded for the performance shares that settled in 2009, we are also reporting the maximum number (250% of target) for these outstanding awards. The number of shares payable may decrease from the maximum amount based upon the achievement of performance criteria.

(13)	Restricted stock grant with original vesting date of October 29, 2014, with potential for accelerated vesting based on the achievement of certain financial performance targets. Based upon achievement of certain financial performance targets, vesting of 35,388 shares were accelerated to March 31, 2007 and the balance of 6,760 shares are scheduled to vest on October 29, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information on the value realized by the named executive officers for stock options exercised during 2009, and for restricted stock awards (RSAs) and performance share awards (PSUs) which vested during 2009:

		Option Awards		Stock Awards
		Number of Shares	Value Realized on	Number of Shares	Value Realized on
		Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting (2)
Name	Type of Award	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)

George Paz	2000 LTIP (PSUs)			68,235	$3,236,386
	2000 LTIP (RSAs)			30,652	$1,618,259
Jeffrey Hall	2000 LTIP (RSAs)			3,145	$193,921
Keith Ebling	2000 LTIP (options)	53,900	$3,218,585
	2000 LTIP (PSUs)			573	$49,484
	2000 LTIP (RSAs)			720	$38,114
Patrick McNamee	2000 LTIP (PSUs)			9,310	$441,573
	2000 LTIP (RSAs)			5,113	$268,999
Ed Ignaczak	2000 LTIP (PSUs)			9,670	$458,648
	2000 LTIP (RSAs)			4,863	$255,033

(1)	The amount in column (d) reflects value of the options exercised based on the difference between the exercise price for the options and the actual market value upon exercise.

(2)	The amount in column (f) reflects value of the vested stock based on the closing price for our stock on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION IN 2009

The following table provides information on contributions, earnings and account balances for the named executives in our Executive Deferred Compensation Plan, or “EDCP”. The table also shows the aggregate earnings credited to the executives’ EDCP accounts during 2009, as well as the executives’ aggregate balances under the EDCP as of December 31, 2009. None of the Named Executive Officers received payments under the EDCP during 2009:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY(1)	Last FY(2)	Distributions	at Last FYE(3)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

George Paz	$0	$183,948	$1,132,673	$0	$4,502,163
Jeffrey Hall	$0	$19,731	$8,404	$0	$28,134
Keith Ebling	$0	$1,821	$751	$0	$2,571
Patrick McNamee	$0	$59,357	$54,337	$0	$198,031
Ed Ignaczak	$0	$52,775	$179,940	$0	$854,976

(1)	Amounts reflect contributions made by us during 2009 to the named executives’ accounts under the EDCP. These amounts are equal to 6% of all cash compensation (salary and annual bonus) received by the named executives during 2008, and were reported in the 2008 Summary Compensation Table included in our 2009 proxy statement. These contributions vest as of December 31 of the third year after the year with respect to which they were calculated, in this case December 31, 2011, unless the executive is eligible for retirement under the EDCP, in which case these contributions vest immediately.

(2)	A participant’s account under the EDCP is deemed to be invested in the hypothetical investment options selected by the participant from the investment options available under the Company’s 401(k) plan and a Company Stock Fund. The account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the EDCP does not credit above-market or preferential earnings on nonqualified deferred compensation.

(3)	Amounts shown include 2009 executive and company contributions and related earnings, as well as deferrals of salary, bonus and annual incentives (together with related earnings) from prior years’ participation in the EDCP.

The material terms of the EDCP are described in our Compensation Discussion and Analysis under “Components of Executive Compensation — Deferred Compensation” on page 24.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements with Named Executive Officers

We have employment agreements with all of the named executive officers which we refer to as the “agreements.”

General Terms.  The agreements are substantially identical (except as specifically set forth below) and provide for the following:

•	Term of Employment Agreements. The agreement with Mr. Paz runs through March 31, 2011 without renewal other than through the mutual agreement of the parties. The employment period under the agreements for the other named executive officers (other than Mr. Paz) runs through March 31 of each year and is automatically renewed for successive one-year periods unless either party provides at least ninety days notice prior to the end of the then current term. Neither party under any of these agreements gave such notice prior to the end of the current employment period of March 31, 2010, and, as a result, each of these agreements has been renewed through March 31, 2011.

•	Compensation and Benefits. Each of the agreements generally provides for: (i) the payment of an annual base salary (which may not be reduced after any increase); (ii) a guaranteed minimum annual bonus target equal to a fixed percentage of the executive’s base salary pursuant to and in accordance with our bonus plan; (iii) participation in our employee benefit plans (other than bonus and incentive plans) on the same basis as such plans are generally made available to our other senior executives; (iv) the right to receive restricted stock units, stock options and other equity awards and deferred compensation, to the extent determined by us and our board of directors; (v) the reimbursement of reasonable business expenses incurred in performing the executive’s duties; and (vi) such perquisites and fringe benefits to which our other senior executives are entitled and which are suitable for the executive’s position.

•	Benefits Upon Termination of Employment Prior to Expiration of Employment Period. Each agreement provides for the provision and forfeiture of certain benefits if the executive’s employment is terminated prior to the expiration of the employment period (including any renewal period in effect). In general, if the executive’s employment is terminated prior to expiration of the employment period, the executive is not entitled to receive any further payments or benefits that have not already been paid or provided except as follows:

•	The executive will be entitled to (i) all previously earned and accrued, but unpaid, annual base salary; (ii) reimbursement for any business expenses properly incurred prior to termination; and (iii) such other employee benefits (if any) to which the executive may be entitled under our employee benefit plans.

•	If the executive’s employment is terminated by us other than for “cause” or “disability,” or by the executive for “good reason” (as each of those terms are defined in the agreement, the executive is entitled to receive: (i) any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Compensation Committee; (ii) a severance benefit equal to 18 months of his base salary plus 150% of a specified portion of the executive’s bonus potential for the year based on the average percentage of the potential earned for the three prior years (which amount may be greater if the termination date occurs within one year after a change in control of the Company) payable in equal monthly installments over 18 months; and (iii) reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (36 months for Mr. Paz).

•	If the executive’s employment terminates on account of death, “disability” or “retirement” (as those terms are defined in the agreement) prior to the end of his initial employment period under the agreement, he generally is entitled to receive (i) any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Compensation Committee; and (ii) reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months (36 months for Mr. Paz). Also, with respect to any equity grants made to the executive under our 2000 LTIP during the term of the agreement, a proper “retirement” under the agreement is treated as a retirement under such plan. In addition, if an executive’s retirement qualifies as a “tenured retirement” or an “early retirement,” he would be eligible for certain additional items as described below.

In addition, if either party elects not to renew the agreement at the end of any employment period, the executive will be entitled to receive any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Compensation Committee.

•	Benefits Upon “Tenured Retirement.” If the executive’s employment terminates on account of a “tenured retirement” (as defined by the agreement), in addition to the benefits upon retirement as described above, the executive would be entitled to the following:

•	For all stock options or stock appreciation rights granted after January 1, 2008 (i) vested awards would remain vested and exercisable through the end of their term, and (ii) unvested awards would continue to vest in accordance with their terms as if the executive were still employed by us, and remain vested and exercisable through the end of their term.

•	For all unvested restricted stock units granted after January 1, 2008, such awards would continue to vest in accordance with their terms as if the executive were still employed by us.

•	For all unvested performance shares granted after January 1, 2008, such shares would be considered vested upon retirement, but only to the extent the performance criteria are ultimately met; provided, however, that for any years in the performance period during which the executive works less than three months, a pro-rated portion of the performance shares would be subject to a cap of 100% of target.

•	Benefits Upon “Early Retirement.” If the executive’s employment terminates on account of “early retirement” (as defined in the agreement), in addition to the benefits upon retirement as described above, the executive would be entitled to the following:

•	For all stock options or stock appreciation rights granted after January 1, 2008 (i) vested awards would remain vested and exercisable for the standard post-termination period set out in our Long Term Incentive Plan, plus an additional month for each month the executive worked past his 55th birthday through retirement, and (ii) a pro-rated portion of the unvested awards (determined based on the number of months worked past age 55 through retirement, divided by 60) would continue to vest in accordance with its terms as if the executive were still employed by us, and remain vested and exercisable for the same extended period as the vested options in the preceding phrase (i).

•	For all unvested restricted stock units granted after January 1, 2008, a pro-rated portion of the unvested awards (determined based on the number of months worked past age 55 through retirement, divided by 60) would continue to vest in accordance with its terms as if the executive were still employed by us.

•	For all unvested performance shares granted after January 1, 2008, a pro-rated portion of the unvested shares (determined based on the number of months worked past age 55 through retirement, divided by 60) would be considered vested upon retirement, but only to the extent the performance criteria are ultimately met; provided, however, that for any years in the performance period during which the executive works less than three months, a further pro-rated portion of the performance shares would be subject to a cap of 100% of target.

•	Restrictive Covenants. Upon termination of each executive’s employment with us, such executive is prohibited from (i) soliciting any client or prospective client of ours for a period of two years after termination; (ii) soliciting or hiring any employee of ours for a period of two years after termination; (iii) competing with us for a period of eighteen months after termination; or (iv) disclosing certain confidential information with respect to us or our business. If, following either a tenured retirement or an early retirement, the executive violates these covenants, then the executive would forfeit all unvested or unexercised equity awards, and would be required to reimburse us for any realized benefits resulting from his retirement.

•	Tax Indemnification. In the event that any amount or benefit paid or distributed to an executive pursuant to the agreement, taken together with any amounts or benefits otherwise paid or distributed to such executive by us pursuant to any other arrangement or plan (we refer to such payments as “covered payments”), would result in the executive’s liability for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make a “gross-up” payment to the executive to fully offset the excise tax, provided the aggregate present value of the covered payments is equal to or exceeds 125% of the maximum total payment which could be made to the executive without triggering the excise tax. If the aggregate present value of the covered payments, however, exceeds such maximum amount, but is less than 125% of such maximum amount, then we may, in our discretion, reduce the covered payments so that no portion of the covered payments is subject to the excise tax, and no gross-up payment would be made.

Estimated Benefits.  The tables below reflect the amount of incremental compensation that would be paid to each named executive officer upon the termination of his employment or upon a change in control. These amounts assume that such termination or change in control was effective as of December 31, 2009 and that the price of our common stock upon which certain of the calculations are made was the closing price of $86.42 per share on that date. Accordingly, the computation of these amounts requires us to make certain estimates that are further described above in the description of the agreement or in the accompanying footnotes. Some of these amounts are payable pursuant to the terms of the agreement while others arise from the terms of the applicable grant and/or benefit plan. Those amounts payable pursuant to the agreement generally require the executive to sign a general release and to comply with certain contractual terms including those related to noncompetition, nonsolicitation and non-disparagement.

Because the incremental amount of payments to be made depends on several factors, the actual amounts to be paid out upon termination of employment or a change in control can only be determined at the time of the event. The tables do not include the nonqualified deferred compensation that would be paid, which is set forth in the “Nonqualified Deferred Compensation Table” above, except to the extent an individual is entitled to an additional benefit as a result of the termination or change in control. The estimated payments upon termination and change in control are as follows:

GEORGE PAZ

			Good Reason or			Change in Control(1)
Executive Benefits and			Involuntary Not			With Offer of	Without Offer of
Payments Upon	Voluntary	Retirement	for Cause	For Cause	Death or	Comparable	Comparable
Termination	Termination	(4)	Termination	Termination	Disability	Employment	Employment

Compensation:
Severance Benefit	$0	$0	$3,381,000(2)	$0	$0	$0	$4,706,220(2)(3)
Accrued but Unpaid
Annual Bonus	0	0	0	0	0	0	0
Long-term Incentives:
Performance Shares	0	0	12,423,174(5)	0	12,423,174(5)	16,527,911(6)	16,527,911(6)
Stock Options/SSARs Unvested & Accelerated	0	0	0	0	13,409,499	13,409,499	13,409,499
Restricted Stock
Unvested & Accelerated	0	0	0	0	3,879,740	2,941,089(7)	5,882,177
Deferred Compensation Unvested & Accelerated	0	287,431	0	0	287,431	0	0(3)
Benefits:
Post-termination Health Care	0	0	46,744(8)	0	46,744(8)	0	46,744(8)
Accrued Vacation/PTO	199,684	199,684	199,684	0	199,684	199,684(9)	199,684(3)
280G Tax Gross-up	0	0	0	0	0	0	0
Total:	$199,684	$487,115	$16,050,602	$0	$30,246,272	$33,078,183	$40,772,235

JEFFREY HALL

			Good Reason or			Change in Control(1)
Executive Benefits and			Involuntary Not			With Offer of	Without Offer of
Payments Upon	Voluntary	Retirement	for Cause	For Cause	Death or	Comparable	Comparable
Termination	Termination	(4)	Termination	Termination	Disability	Employment	Employment

Compensation:
Severance Benefit	$0	$0	$1,087,163(2)	$0	$0	$0	$1,087,163(2)(3)
Accrued but Unpaid
Annual Bonus	0	0	0	0	0	0	0
Long-term Incentives:
Performance Shares	0	0	620,837(5)	0	620,837(5)	1,349,362(6)	1,349,362(6)
Stock Options/SSARs
Unvested & Accelerated	0	0	0	0	3,329,395	3,329,395	3,329,395
Restricted Stock
Unvested & Accelerated	0	0	0	0	788,954	689,761(7)	1,379,522
Deferred Compensation Unvested & Accelerated	0	19,731	0	0	19,731	0	0(3)
Benefits:
Post-termination Health Care	0	0	23,372(8)	0	23,372(8)	0	23,372(8)
Accrued Vacation/PTO	46,008	46,008	46,008	0	46,008	46,008(9)	46,008(3)
280G Tax Gross-up	0	0	0	0	0	0	1,383,461
Total:	$46,008	$65,739	$1,777,380	$0	$4,828,297	$5,414,526	$8,598,283

KEITH EBLING

			Good Reason or			Change in Control(1)
Executive Benefits and			Involuntary Not			With Offer of	Without Offer of
Payments Upon	Voluntary	Retirement	for Cause	For Cause	Death or	Comparable	Comparable
Termination	Termination	(4)	Termination	Termination	Disability	Employment	Employment

Compensation:
Severance Benefit	$0	$0	$992,920(2)	$0	$0	$0	$1,281,011(2	)(3)
Accrued but Unpaid
Annual Bonus	0	0	0	0	0	0	0
Long-term Incentives:
Performance Shares	0	0	325,828(5)	0	325,828(5)	828,854(6)	828,854(6)
Stock Options/SSARs
Unvested & Accelerated	0	0	0	0	2,638,427	2,638,427	2,638,427
Restricted Stock
Unvested & Accelerated	0	0	0	0	436,123	419,180(7)	838,360
Deferred Compensation Unvested & Accelerated	0	1,821	0	0	1,821	0	0(3)
Benefits:
Post-termination Health Care	0	0	23,372(8)	0	23,372(8)	0	23,372(8)
Accrued Vacation/PTO	74,665	74,665	74,665	0	74,665	74,665(9)	74,665(3)
280G Tax Gross-up	0	0	0	0	0	0	0
Total:	$74,665	$76,486	$1,416,785	$0	$3,500,236	$3,961,126	$5,684,689

PATRICK MCNAMEE

			Good Reason or			Change in Control(1)
Executive Benefits and			Involuntary Not			With Offer of	Without Offer of
Payments Upon	Voluntary	Retirement	for Cause	For Cause	Death or	Comparable	Comparable
Termination	Termination	(4)	Termination	Termination	Disability	Employment	Employment

Compensation:
Severance Benefit	$0	$0	$1,260,720(2)	$0	$0	$0	$1,683,369(2)(3)
Accrued but Unpaid
Annual Bonus	0	0	0	0	0	0	0
Long-term Incentives:
Performance Shares	0	0	1,919,303(5)	0	1,919,303(5)	2,552,069(6)	2,552,069(6)
Stock Options/SSARs
Unvested & Accelerated	0	0	0	0	3,246,231	3,246,231	3,246,231
Restricted Stock
Unvested & Accelerated	0	0	0	0	773,103	600,921(7)	1,201,843
Deferred Compensation Unvested & Accelerated	0	101,013	0	0	101,013	0	0(3)
Benefits:
Post-termination Health Care	0	0	23,372(8)	0	23,372(8)	0	23,372(8)
Accrued Vacation/PTO	60,374	60,374	60,374	0	60,374	60,374(9)	60,374(3)
280G Tax Gross-up	0	0	0	0	0	0	1,839,989
Total:	$60,374	$161,387	$3,263,769	$0	$6,123,396	$6,459,595	$10,607,247

ED IGNACZAK

			Good Reason or			Change in Control(1)
Executive Benefits and			Involuntary Not			With Offer of	Without Offer of
Payments Upon	Voluntary	Retirement	for Cause	For Cause	Death or	Comparable	Comparable
Termination	Termination	(4)	Termination	Termination	Disability	Employment	Employment

Compensation:
Severance Benefit	$0	$0	$1,252,800(2)	$0	$0	$0	$1,638,815(2)(3)
Accrued but Unpaid
Annual Bonus	0	0	0	0	0	0	0
Long-term Incentives:
Performance Shares	0	0	1,740,272(5)	0	1,740,272(5)	2,351,661(6)	2,351,661(6)
Stock Options/SSARs
Unvested & Accelerated	0	0	0	0	3,094,918	3,094,918	3,094,918
Restricted Stock
Unvested & Accelerated	0	0	0	0	733,199	865,496(7)	1,730,993
Deferred Compensation Unvested & Accelerated	0	81,686	0	0	81,686	0	0(3)
Benefits:
Post-termination Health Care	0	0	23,372(8)	0	23,372(8)	0	23,372(8)
Accrued Vacation/PTO	80,310	80,310	80,310	0	80,310	80,310(9)	80,310(3)
280G Tax Gross-up	0	0	0	0	0	0	0
Total:	$80,310	$161,996	$3,096,754	$0	$5,753,757	$6,392,385	$8,920,069

(1)	The 2000 LTIP generally defines a change in control as:

i.	a change in the composition of a majority of our board of directors without the approval of the incumbent directors;

ii.	an acquisition of more than 25% of our common stock or voting power;

iii.	any merger, unless (1) our stockholders possess more than 50% of the surviving company’s outstanding stock, (2) no person or group who did not own 25% or more of our common stock before the change in control owns 25% or more of the stock of the surviving company, and (3) at least a majority of the board of directors of the surviving company were members of the incumbent directors of our Company before the change in control;

iv.	the sale of all or substantially all of our assets; or

v.	a stockholder-approved dissolution of our Company.

The 2000 LTIP defines “comparable employment” as employment with us or our successor following a change in control pursuant to which:

• the responsibilities and duties of the executive are substantially the same as before the change in control, and the other terms and conditions of employment following the change in control do not impose obligations materially more burdensome;

• the aggregate compensation is substantially economically equivalent to or greater than the executive’s aggregate compensation immediately prior to the change in control; and

• the executive remains employed in the metropolitan area in which he was employed immediately preceding the change in control.

The definitions of change in control and comparable employment appear in Section 2 of the 2000 LTIP, which should be reviewed for a complete statement of its terms.

(2)	Severance Benefit under the agreements is equal to 18 months of base salary plus 150% of a specified portion of the executive’s bonus potential for the year based on the average percentage of the potential earned for the three prior years. The bonus amount used in calculating the average percentage over the last three years is limited to 100% of the executive’s target bonus even if the actual bonus paid exceeds the target. If the termination date occurs within one year after a change of control, the actual bonus amount is used in calculating the average percentage and is not limited to 100% of the executive’s target bonus. The Severance Benefit is payable in 18 substantially equal monthly installments beginning the first full month after termination; provided that if the executive is determined to be a specified employee in accordance with Section 409A of the Internal Revenue Code, then payment of such benefit will be delayed six months to the extent required under Section 409A.

(3)	Assumes termination of employment agreement concurrent with change in control, either by us without cause or by the executive for good reason.

(4)	None of the executives had reached the eligible retirement age as of December 31, 2009 under the agreement or the 2000 LTIP.

(5)	All awards (other than the 2007 grant) were prorated based on assumed award of the targeted number of shares following end of relevant performance periods (the awards under the 2007 grant were prorated based on a 250% of target payout). The awards are payable in shares of our common stock following the end of such periods. This amount is based on involuntary not for cause termination; the amount would be $0 for a good reason termination.

(6)	Payable in cash following change in control. Performance shares would be terminated.

(7)	This amount assumes the offer of comparable employment is accepted; however, if offer of comparable employment is not accepted then the amount is $0.

(8)	Reimbursement for cost of continuing health insurance under COBRA for 18 months (36 months for Mr. Paz) after termination. Amounts are calculated based on the current monthly cost for COBRA for the highest cost options under our current health plans.

(9)	Payable if the comparable offer is not accepted and employment is terminated.

VOTING SECURITIES

On the record date there were 274,888,321 outstanding shares of our common stock. Unless otherwise provided, all references to shares of our common stock in this proxy statement have been adjusted to reflect all of our previous stock splits, including the three separate two-for-one stock splits effective June 22, 2007, June 24, 2005 and June 22, 2001, each of which was effected in the form of a stock dividend of one share for each outstanding share to holders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of our common stock as of February 15, 2010 (unless otherwise noted) by (i) each person known by us to own beneficially more than five percent of the outstanding shares of our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named in the Summary Compensation Table on page 28, and (iv) all of our current executive officers and directors as a group. The table includes shares beneficially owned or shares that may be acquired on February 15, 2010, or within 60 days of February 15, 2010, upon the lapse of restrictions on restricted stock units (“RSUs”) and performance shares, or the exercise of stock options or stock appreciation rights by employees or outside directors. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

	Shares Beneficially Owned
Name and Address	Number	Percent of Class(1)

George Paz(2)	1,226,003	*
Gary G. Benanav(3)	53,279	*
Frank J. Borelli(4)	256,159	*
Maura C. Breen(5)	29,279	*
Nicholas J. LaHowchic(6)	19,032	*
Thomas P. Mac Mahon(7)	24,279	*
Frank Mergenthaler(8)	2,104	*
Woodrow A. Myers(9)	22,883	*
John O. Parker, Jr.(10)	45,279	*
Samuel K. Skinner(11)	29,279	*
Seymour Sternberg(12)	48,495	*
Barrett A. Toan(13)	498,123	*
Jeffrey Hall(14)	58,114	*
Keith Ebling(15)	155,126	*
Edward Ignaczak(16)	157,694	*
Patrick McNamee(17)	119,203	*
Directors and Executive Officers as a Group (19 persons)(18)	3,084,323	1.1%
FMR LLC(19)	23,539,587	8.5%
New York Life Insurance Company; NYLIFE, LLC(20)	18,000,000	6.5%
BlackRock, Inc.(21)	19,170,039	6.9%

*	Indicates less than 1%

(1)	Percentages based on 275,438,472 shares of common stock issued and outstanding on February 15, 2010.

(2)	Consists of options for 580,028 shares and 342,922 SSARs granted under our 2000 Long Term Incentive Plan, or the “2000 LTIP” and our Amended and Restated 1992 and 1994 Stock Option Plans, which we refer to collectively as the “Employee Stock Option Plans,” 176,091 shares owned by Mr. Paz, 30,298 restricted shares, 7,244 RSUs awarded under the 2000 LTIP, and 30,926 phantom shares representing fully-vested investments in the “Company Stock Fund” under our Executive Deferred Compensation Plan, or the “EDCP.” Also includes 58,494 performance shares awarded in 2007 which vested on March 2, 2010. Not reflected are 5,345 shares withheld for taxes resulting from RSUs vesting, and 58,494 shares withheld for taxes resulting from performance shares vesting after February 15, 2010. Also excluded are 1,240 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(3)	Consists of options for 26,116 shares and 15,026 SSARs granted under the 2000 LTIP, 1,069 restricted shares awarded under the 2000 LTIP, and 11,068 shares owned by a trust established by Mr. Benanav.

(4)	Consists of options for 50,116 shares and 15,026 SSARs granted under the 2000 LTIP, 1,069 restricted shares awarded under the 2000 LTIP, and 189,948 shares held in trusts for family members.

(5)	Consists of options for 10,116 shares and 15,026 SSARs granted under the 2000 LTIP, 1,069 restricted shares awarded under the 2000 LTIP and 3,068 shares owned by Ms. Breen.

(6)	Consists of options for 2,116 shares and 8,779 SSARs granted under the 2000 LTIP, 1,069 restricted shares awarded under the 2000 LTIP, and 7,068 shares owned by Mr. LaHowchic.

(7)	Consists of options for 2,116 shares and 15,026 SSARs granted under the 2000 LTIP, 1,069 restricted shares awarded under the 2000 LTIP, and 6,068 shares owned by Mr. Mac Mahon.

(8)	Consists of options for 1,825 shares and 279 RSUs granted under the 2000 LTIP.

(9)	Consists of options for 2,116 shares and 8,908 SSARs granted under the 2000 LTIP, 1,329 restricted shares awarded under the 2000 LTIP and 10,530 shares owned by Dr. Myers.

(10)	Consists of options for 26,116 shares and 15,026 SSARs granted under the 2000 LTIP, 1,069 restricted shares awarded under the 2000 LTIP, and 3,068 shares owned by Mr. Parker and his spouse.

(11)	Consists of options for 10,116 shares and 15,026 SSARs granted under the 2000 LTIP, 1,069 restricted shares awarded under the 2000 LTIP, and 3,068 shares owned by Mr. Skinner.

(12)	Consists of options for 16,116 shares and 15,026 SSARs granted under the 2000 LTIP, 1,069 restricted shares awarded under the 2000 LTIP, 14,905 shares owned indirectly in a trust established by Mr. Sternberg and 1,379 shares owned by Mr. Sternberg’s spouse for which Mr. Sternberg shares voting and investment power.

(13)	Consists of options for 293,316 shares and 15,026 SSARs granted under the Employee Stock Option Plans, 1,069 restricted shares awarded under the 2000 LTIP, and 188,712 shares owned by Mr. Toan and his spouse.

(14)	Consists of options for 46,520 shares, 6,289 restricted shares, 2,160 RSUs awarded under the 2000 LTIP, and 3,145 shares owned by Mr. Hall. Not reflected are 1,064 shares withheld for taxes resulting from RSUs vesting after February 15, 2010. Also excluded are 89 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(15)	Consists of options for 52,623 shares and 13,382 SSARs granted under the 2000 LTIP, 683 restricted shares, 1,771 RSUs awarded under the 2000 LTIP, and 86,667 shares held in trusts for Mr. Ebling and his spouse. Not reflected are 852 shares withheld for taxes resulting from RSUs vesting after February 15, 2010. Excluded are 8 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(16)	Consists of options for 52,145 shares and 47,496 SSARS granted under the 2000 LTIP, 12,160 restricted shares, 1,771 RSUs awarded under the 2000 LTIP, 1,616 phantom shares representing fully-vested investments in the Company Stock Fund in the EDCP, and 34,533 shares owned by Mr. Ignaczak. Also includes 7,973 performance shares awarded in 2007 which vested on March 2, 2010. Not reflected are 5,345 shares withheld for taxes resulting from RSUs vesting and 58,494 shares withheld for taxes resulting from performance share vesting after February 15, 2010. Also excluded are 352 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(17)	Consists of options for 43,582 shares and 50,502 SSARs granted under the 2000 LTIP, 5,764 restricted shares and 1,833 RSUs awarded under the 2000 LTIP, 435 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP, and 7,663 shares held in trusts for Mr. McNamee and his spouse. Also includes 9,424 performance shares awarded in 2007 which vested on March 2, 2010. Not reflected are 881 shares withheld for taxes resulting from RSUs vesting and 6,286 shares withheld for taxes resulting from performance shares vesting after February 15, 2010. Also excluded are 2,818 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(18)	Consists of options for 1,387,774 shares and 686,197 SSARs granted under the Employee Stock Option Plans, 776,865 shares owned by directors and officers as a group, 106,588 restricted shares awarded under the 2000 LTIP, and 35,059 phantom shares representing fully-vested investments in the Company Stock Fund under the EDCP. Also includes 91,840 performance shares awarded in 2007 which vested on March 2, 2010. Excluded are 2,818 phantom shares representing unvested investments in the Company Stock Fund under the EDCP.

(19)	Information is based on an amendment to Schedule 13G filed with the SEC on February 16, 2010, filed by FMR LLC and its affiliates in their capacity as investment advisors. FMR LLC’s business address is 82 Devonshire Street, Boston, MA 02109. FMR had beneficial ownership of and sole dispositive power with respect to 23,539,587 shares of common stock. FMR had sole voting power over 1,700,899 of the shares. FMR’s Schedule 13G includes shares beneficially owned by Edward C. Johnson 3rd (21,723,758 shares), Fidelity Management & Research Company (21,723,758 shares), Pyramis Global Advisors Trust Company (747,010 shares), Pyramis Global Advisors, LLC (421,414 shares), Strategic Advisers, Inc. (59,767 shares), and FIL Limited (587,638 shares). FMR and FIL Limited are of the view that they are not acting as a “group” for purposes of Section 13(d) and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation.

(20)	The information with respect to the beneficial ownership of these shares is based on an amendment to Schedule 13G filed February 11, 2009. Such filing reports that the beneficial owner, New York Life Insurance Company, or “New York Life,” shares voting and dispositive power with respect to all of the shares reported, and that NYLIFE LLC, or “NYLife,” a subsidiary of New York Life, owns 18,000,000 of such shares. In August 2001, NYLife entered into a ten-year forward sale contract with respect to 18,000,000 of the shares of common stock, and, in June 2007, entered into a forward sale contract with respect to 2,800,000 of such 18,000,000 shares of common stock, which will settle concurrently with the 2001 contract. The aggregate number of shares deliverable under such forward sale contracts is limited to 18,000,000. Absent the occurrence of certain accelerating events, New York Life or NYLife, as applicable, retains the right to vote the shares subject to such forward sale contracts, but is subject to restrictions on the transfer of such shares. The address for New York Life and NYLife is 51 Madison Avenue, New York, NY 10010. Mr. Sternberg, one of our directors, was also a director and held various executive positions with New York Life, as described herein, prior to his retirement from New York Life in June 2009. Mr. Benanav, one of our directors, was also a director and held various executive positions with New York Life, as described herein, prior to his retirement from New York Life in March 2005. Mr. Sternberg and Mr. Benanav have both disclaimed beneficial ownership of the shares owned by New York Life or its subsidiaries.

(21)	Information is based on an amendment to Schedule 13G filed with the SEC on January 29, 2010 filed by BlackRock, Inc. Such filing reports that the beneficial owner, BlackRock, Inc. holds sole voting and dispositive power with respect to all of the 19,170,039 shares reported. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2009 relating to our equity compensation plans under which equity securities are authorized for issuance:

					Number of securities
					remaining available for
			Weighted-average		future issuance under
	Number of securities to be		exercise price of		equity compensation
	issued upon exercise of		outstanding		plans (excluding
	outstanding options,		options, warrants,		securities reflected
	warrants and rights		rights		in column (a))
Plan Category	(a)		(b)		(c)

Equity Compensation Plans approved by security holders	8,278,510	(1)	$41.5376	(2)	12,376,995	(3)

Equity Compensation Plans not approved by security holders	0		0		0

Total	8,278,510	(1)	$41.5376	(2)	12,376,995	(3)

(1)	Includes shares that were issued under our Employee Stock Purchase Plan for the month of January 2010. Does not include stock options, restricted stock or performance shares awarded since December 31, 2009.

(2)	Shares allocated to the EDCP and shares which were issued for the month of January 2010 under our Employee Stock Purchase Plan are not included in the weighted average computation.

(3)	The number of shares available for distribution under the 2000 LTIP is increased by any shares made available as a result of forfeitures of awards made under the 2000 LTIP, or any of our Amended and Restated 1992 Stock Option Plan, Amended and Restated 1994 Stock Option Plan or Amended and Restated 1992 Stock Option Plan for Outside Directors. Includes 8,021,978 shares remaining available for future issuance under the 2000 LTIP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Express Scripts, Inc. is composed of four directors who, in the judgment of our board of directors, meet the independence requirements of the Nasdaq Global Select Market. Since 1992 the Audit Committee has operated under a Charter adopted by our board of directors. The Charter, as amended, is available through the “Investor Information” section of our website at www.express-scripts.com. The primary function of the Audit Committee is to assist our board of directors in its oversight of the integrity of our Company’s financial reporting processes and system of internal controls with respect to finance and accounting. Management is responsible for our financial statements and overall reporting process, including the system of internal controls. The independent registered public accountants are responsible for conducting annual audits and quarterly reviews of our financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the Securities and Exchange Commission, or “SEC,” rules:

•	The Audit Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP, or “PwC,” our Company’s independent registered public accountants, the audited consolidated financial statements of our Company for the year ended December 31, 2009 (which we refer to as the “Financial Statements”).

•	PwC has discussed with the management of our Company and the Audit Committee all the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or “PCAOB,” in Rule 3200T, which include among other items, matters related to the conduct of the audit of the Financial Statements.

•	The Audit Committee has received from PwC the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed PwC’s independence with us.

•	Based upon the aforementioned review, discussions and representations of PwC, and the unqualified audit opinion presented by PwC on the Financial Statements, the Audit Committee recommended to the board of directors that the Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Respectfully submitted,

Frank Borelli, Chairman
John O. Parker, Jr.
Seymour Sternberg
Frank Mergenthaler

The Report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, persons who beneficially own more than ten percent of a registered class of our equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market, and to furnish the Company with copies of the forms. Based solely on our review of the forms we received or filed with the SEC, or written representations from reporting persons, we believe that all of our directors, executive officers and greater than ten percent beneficial owners complied with all such filing requirements during 2009, except Patrick McNamee did not timely file reports with respect to the sale of 7,442 shares of our stock on April 21, 2008, and the sale of 1,299 shares of our stock on March 3, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with New York Life

Other Relationships and Transactions.  Pursuant to agreements with New York Life, we provide pharmacy benefit management services to employees and retirees of New York Life and certain New York Life health insurance policyholders. During 2009, we derived approximately $54 million, or 0.2% of our total revenues for 2009, from all services provided to New York Life. Our 401(k) and deferred compensation plans are administered by affiliates of New York Life, which collected approximately $555,891 for such services in 2009.

Transactions With Related Persons — Policies and Procedures

The board of directors has adopted a Related Person Transaction Policy that requires all “Related Person Transactions” to be approved by the Corporate Governance Committee. The policy will be reviewed periodically by the Corporate Governance Committee.

Under the policy, a “Related Person” is: (i) any person who has served as an executive officer, director or director nominee of the Company at any time since the beginning of the last fiscal year; (ii) any person beneficially owning in excess of 5% of any class of the Company’s voting securities; or (iii) an immediate family member of any person described in clause (i) or (ii).

Under the policy, a “Related Person Transaction” is any transaction, arrangement or relationship, or series of similar transactions, (i) involving an amount that exceeds or is expected to exceed $120,000 in the aggregate; (ii) in which the Company or its subsidiaries was, is, or will be a participant; and (iii) in which a Related Person had, has, or will have a direct or indirect material interest, other than:

•	any compensation arrangement with one of our executive officers if the Compensation Committee approved such compensation arrangement;

•	any compensation paid to one of our directors if the compensation is approved by the Committee;

•	any transaction where the Related Person’s interest arises solely from the ownership of our securities and all holders of the same class of securities receive the same benefit on a pro rata basis (e.g. dividends);

•	any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved over any 12-month period does not exceed the greater of $200,000, or 2% of that company’s total annual revenues;

•	any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $200,000, or 2% of the charitable organization’s total annual receipts;

•	transactions available to all employees generally and conducted on similar terms;

•	any transaction involving a Related Person where the rates or charges involved are determined by competitive bids;

•	any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	any transactions with a Related Person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services; or

•	any transaction, contract or arrangement approved by the board of directors.

Our executive officers and directors are expected to notify the General Counsel of any current or proposed transaction that may be a Related Person Transaction. The General Counsel will determine if it is and, if so, will include it for consideration at the next meeting of the appropriate Committee. Approval should be obtained in advance of a Related Person Transaction whenever practicable. If it becomes necessary to approve a Related Person Transaction between meetings, the chair of the Corporate Governance Committee is authorized to act on behalf of the Committee and will provide a report at its next meeting.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. In addition, we are strictly prohibited from extending personal loans to, or guaranteeing the personal loans of, any director or officer. A copy of our Code of Ethics is available in the Investor Information section of our website at www.express-scripts.com.

II.  RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP served as our independent registered public accountants for the year ended December 31, 2009. The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP to act in that capacity for the year ending December 31, 2010. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although we are not required to submit this appointment to a vote of the stockholders, the Audit Committee continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as principal independent registered public accountants. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PricewaterhouseCoopers LLP or appoint another auditor. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Principal Accountant Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2009, as well as fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2008	2009

Audit fees(1)	$1,362,000	$1,801,000
Audit-related fees(2)	5,000	—
Tax fees(3)	—	37,300
All other fees(4)	1,500	1,300

Total Fees	$1,368,500	$1,839,600

(1)	Audit fees are fees paid for professional services rendered for the audit of our annual consolidated financial statements, for reviews of our interim consolidated financial statements, and for the audit of internal controls over financial reporting. Audit fees also include fees for work generally only the independent auditor can be expected to provide such as services associated with documents filed with the SEC and with assistance in responding to SEC comment letters, as well as reports, specific audits and agreed upon procedures as required by regulators. A significant portion of the increase in audit fees from 2008 to 2009 is attributable to fees incurred in connection with our acquisition of the NextRx business and associated financing transactions.

(2)	Audit-related fees are fees paid for assurance and related services performed by our independent registered public accountant including due diligence services related to contemplated mergers and acquisitions.

(3)	Tax fees are fees paid for state tax apportionment work, preparation and review of international tax filings and international tax consulting and advice related to compliance with international tax laws.

(4)	All other fees include any fees earned for services rendered by PricewaterhouseCoopers LLP during 2008 and 2009 which are not included in any of the above categories. The other fees for 2008 and 2009 consist of licensing fees paid by us with respect to certain accounting research software.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accountants.

The Audit Committee Charter requires the committee’s pre-approval of all services, both audit and permitted non-audit, to be performed for the Company by the independent auditors. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may (i) consult with management as part of the decision-making process, but may not delegate this authority to management, and (ii) delegate, from time to time, its authority to pre-approve such services to one or more committee members, provided that any such approvals are presented to the full committee at the next scheduled Audit Committee meeting.

The board of directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2010.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Certain stockholders have submitted the two proposals set forth below. The proposals have been carefully considered by our board of directors, which has concluded that their adoption would not be in our best interests or the best interests of our stockholders. For the reasons stated after each proposal, our Company’s board recommends a vote “AGAINST” each of the stockholder proposals.

The proposals and supporting statements are presented as received from the stockholders in accordance with SEC rules, and our board of directors and we disclaim any responsibility for their content. All references to “we” in the proposals and supporting statements are references to the proponents and not our other stockholders, us or our board of directors. We will furnish, orally or in writing as requested, the names, addresses and claimed stock ownership positions of the proponents of these proposals promptly upon written or oral request directed to our Corporate Secretary, Express Scripts, Inc., at One Express Way, St. Louis, Missouri 63121.

Each of the stockholder proposals is required to be voted upon at the annual meeting only if properly presented at the meeting by the stockholder proponent. The proponents have informed us that each intends to present its proposal and related supporting statement at the annual meeting.

Information regarding the inclusion of proposals in the proxy statement for our 2011 annual meeting of stockholders can be found on page 53 under “Future Stockholder Proposals.”

III.  STOCKHOLDER PROPOSAL REQUESTING A
REPORT ON POLITICAL CONTRIBUTIONS

Resolved, that the shareholders of Express Scripts (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Express Scripts, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the Company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, Company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the Company and its shareholders.

Express Scripts contributed at least $1.2 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Directors’ Recommendation

The board of directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below:

The board of directors and its Corporate Governance Committee have considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders. We believe that it is in the best interests of our stockholders to make strategic political contributions and expenditures from time to time that promote the Company’s business objectives. While we support the transparency and accountability objectives of the proposal, we believe that the adoption of this proposal would be an unnecessary and unproductive use of the Company’s resources without a commensurate benefit as these contributions and expenditures are already well documented by existing disclosure requirements.

Like many other organizations, including businesses, labor unions, and affinity groups, we believe participation in the political process through political contributions is an important and appropriate part of our business. Express Scripts sponsors a political action committee (“PAC”) that makes contributions to federal candidates and to candidates in certain jurisdictions where contributions with corporate funds are not allowed. The funds for this PAC are voluntarily contributed by our employees from many levels of the Company, and are not from corporate funds. Where corporate funds are used for making political contributions, it is only done so where allowed by applicable law and where management has determined that such contributions will be an effective use of those funds.

All political contributions, whether by individuals, organizations, or groups, are subject to intense public scrutiny as well as regulation by federal and state governments, including detailed disclosure requirements. Additionally, all states generally require that recipients of any political contributions disclose the identity of donors and the dollar amount of the contributions. Express Scripts and the PAC review these requirements to ensure compliance and that our integrity procedures are effective. Reports on all of our political contributions are readily available today at numerous federal and state governments’ websites or upon request to our Company.

We participate in certain industry trade organizations with purposes that include, but are not limited to, enhancement of the public image of our industry, education about the industry, education about issues that affect the industry, industry best practices and standards, and leading industry products and technologies. While many of the trade organizations also engage in legislative activity related to matters that affect the industry as a whole, we do not make contributions to industry trade associations for political purposes.

In general, the board of directors does not support the adoption of duplicative and costly new voluntary, non-mandatory disclosure obligations. Such disclosure would require additional time and expense, would further burden our participation in the political process and could work to our competitive disadvantage. We believe that the high level of disclosure that is already publicly available is sufficient to provide information to stockholders and others who are interested in the Company’s political activities. Also, we believe that the Company’s current approval and compliance activities are sufficient to ensure accountability.

Accordingly, the board of directors unanimously recommends a vote AGAINST this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

IV.  STOCKHOLDER PROPOSAL REQUESTING THE BOARD
TO ADOPT AN INDEPENDENT BOARD CHAIR POLICY

Independent Board Chair Proposal

RESOLVED:  That stockholders of Express Scripts Company (“Express Scripts” or “the Company”) ask the Board of Directors to adopt a policy that the Board’s chairperson be an independent director who has not previously served as an executive officer of Express Scripts. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify: (a) how to select a new independent chairperson if a current chairperson ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairperson.

SUPPORTING STATEMENT:  It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company Mr. George Paz holds the positions of Chair of the Board and CEO. We believe that having one person fulfill both roles may not effectively serve the interests of shareholders.

An independent leader who ensures that management acts strictly in the best interests of the Company would better serve Express Scripts shareholders, particularly given concerns about excessive executive pay and lackluster performance at our Company.

The Corporate Library, a leading provider of independent corporate governance research and analysis, recently downgraded Express Script from “B” to “C” in corporate governance rating, noting “high level of concern in regard to executive compensation practices at the Company.” In its Board Analyst Profile on Express Scripts, the Corporate Library comments that

Inappropriate or excessive executive compensation practices signal misalignment of management practices with long-term shareholder interests. This is especially worrisome when the CEO is also the Chair of the Board, as it currently is at our Company.

By setting agendas, priorities and procedures, the position of Chair is critical in shaping the work of the Board of Directors who will oversee management. Accordingly, we believe that having an independent director serve as chair can help ensure the objective functioning of an effective board.

As a long-term shareholder of our Company, we believe that an independent Chairperson of the Board is crucial to enhance Board leadership at Express Scripts, and protect shareholders from future management actions that can harm shareholders.

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chair of that Board is also the current CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Directors’ Recommendation

The board of directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below:

The board of directors and its Corporate Governance Committee have considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders. As discussed earlier, we feel that Express Scripts and its stockholders are currently best served by having George Paz serve as chairman of the board of directors.

The board of directors values the flexibility it has to select, on a case-by-case basis, the style of leadership best able to meet Express Scripts’ and its stockholders’ needs based on the individuals available and circumstances as they exist at the time. The adoption of a mandate that the chairman of the board be independent would require the separation of the roles of chairman of the board and Chief Executive Officer and would limit the board of directors’

ability to select the director best suited to serve as chairman of the board based on then relevant facts, circumstances and criteria. This mandate would impose an unnecessary restriction on the board of directors that is not in the best interests of Express Scripts or its stockholders.

The board of directors has adopted Corporate Governance Guidelines, available on our web site and discussed in greater detail in the Corporate Governance section of this proxy statement. These Corporate Governance Guidelines are designed to promote effective functioning of the board of directors’ activities, to ensure that we conduct our business in accordance with the highest standards and to enhance stockholder value. While the Corporate Governance Guidelines do not mandate that the position of chairman of the board be filled by an independent director, these Guidelines, and our other governing documents and charters, do outline the practices adopted to ensure the board of directors continues to focus on the interests of Express Scripts and its stockholders. These practices include the following:

•	We have a strong, independent Presiding Director. Our Corporate Governance Guidelines provide for a Presiding Director who is elected annually by the independent directors. The Presiding Director is an independent director who, among other duties:

•	presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

•	serves as a liaison between the chairman of the board and the independent directors,

•	has the authority to approve the nature and extent of information and data sent to the board;

•	has the authority to approve meeting agendas for the board;

•	has the authority to approve the meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and director communication.

We believe the Presiding Director role has been and will continue to be effective at enhancing the overall functioning of the board of directors and the role of independent directors in corporate governance. Mr. Mac Mahon currently serves as our Presiding Director.

•	The board of directors is composed predominately of independent directors. All but one, or over 91%, of our current board members and nominees are independent as defined by the listing standards of The Nasdaq Global Select Market.

•	The independent directors are active participants in the process. Each director is an equal participant in the major strategic and policy decisions of Express Scripts and the chairman of the board has no greater vote on matters considered by the board of directors than any other director. Further, the Presiding Director and the other independent directors communicate regularly with the chairman of the board regarding appropriate agenda topics and other related matters. Any director may recommend agenda items, and is free to raise any subjects that are not on the agenda for a particular meeting. Moreover, all directors are bound by fiduciary obligations to act in a manner they believe to be in the best interests of Express Scripts and its stockholders. Separating the offices of chairman of the board and chief executive officer would not augment or alter these duties.

•	The key committees are composed of independent directors. Much of the board of directors’ work is done at the committee level. The Audit Committee, the Compensation Committee, the Compliance Committee and the Corporate Governance Committee each is composed solely of independent directors. Each committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that may fall within its jurisdiction. The chair of each committee, in consultation with the appropriate members of management, develops the agenda for meetings of the committees. Each director who is a member of a committee may recommend agenda items, and is free to raise any subjects that are not on the agenda for a particular meeting. Further, each committee is authorized to retain its own outside counsel and other advisors as it determines appropriate.

•	Independent Directors meet regularly. Independent directors generally meet in executive session at every regularly scheduled board meeting. Our Presiding Director chairs these executive sessions. Each independent director may submit topics he or she deems appropriate for discussion at executive sessions to the Presiding Director in order to ensure that the interests and needs of the independent directors are appropriately addressed. The Presiding Director also has the authority to call meetings of the independent directors.

•	CEO compensation is determined by Independent Directors. The independent Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer and for determining and approving the compensation, including salary, annual incentive compensation and long-term incentive compensation, for the Chief Executive Officer and the Company’s other senior executives.

•	Our board is focused on the Company’s corporate governance practices and will continue to reevaluate its policies on an ongoing basis. As part of the board’s ongoing evaluation of its corporate governance practices, the board recently adopted certain amendments to its Corporate Governance Guidelines and other governance documents, including the following:

•	amending our bylaws to adopt majority voting in uncontested elections of directors;

•	amending our bylaws to reduce the threshold for stockholders to amend our bylaws from two-thirds to a majority of the voting power of then outstanding stock entitled to vote thereon;

•	amending our Corporate Governance Guidelines to further empower the role of the Presiding Director (as discussed above on page 9) and to otherwise enhance our corporate governance;

•	amending our policy regarding related party transactions, which is discussed on page 44; and

•	updating the charters of the four standing committees of the board.

The board will continue to reexamine its policies on an ongoing basis to ensure that its corporate governance sufficiently meets the Company’s needs.

Our use of a single individual to serve the dual role of chairman of the board and chief executive officer is consistent with the practices of other Fortune 100 and S&P 500 companies. As reported in the Spencer Stuart 2009 Board Index, published by Spencer Stuart and available at www.spencerstuart.com, 63% of all S&P 500 boards have a combined chairman of the board/chief executive officer role. Moreover, the 2009 index indicates that with respect to those S&P 500 companies that have separated the positions of Chairman and CEO, in approximately one-half of such organizations the position of Chairman is held by a current or former executive of such company. Consequently, the 2009 index noted only 16% of the S&P 500 companies have Chairmen who are considered truly independent.

The board of directors believes that its current governance structure provides strong and effective oversight of management, including the chief executive officer, and believes that it is important that the board of directors maintain an appropriate degree of discretion to determine whether Express Scripts and its stockholders are best served by a chairman who acts in a dual role as chief executive officer and to determine what other leadership or oversight arrangements will enhance the board of directors’ ability to perform. The board of directors believes that retaining a flexible approach to board governance, in which the board of directors can select a chairman from among all available candidates, best serves the interests of Express Scripts and its shareholders. Moreover, when we have combined Chairman and CEO roles, the independent directors elect an empowered Presiding Director annually, which enhances the role of independent directors in corporate governance. The board of directors believes that we are currently best served by having Mr. Paz assume both responsibilities. Accordingly, the board of directors believes that the proposal is not in the best interests of Express Scripts and its stockholders.

Accordingly, the board of directors unanimously recommends a vote AGAINST this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

FUTURE STOCKHOLDER PROPOSALS

In accordance with our bylaws, a stockholder who, at any annual meeting of our stockholders, intends to nominate a person for election as director or present a proposal must so notify our Corporate Secretary, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any, and the reasons for and interest of such stockholder and beneficial owner, if any, in the proposal. Generally, to be timely, such notice must be received by our Corporate Secretary not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For our annual meeting to be held in 2011, any such notice must be received by us at our principal executive offices between January 5, 2011 and February 4, 2011 to be considered timely for purposes of the 2011 annual meeting. Any person interested in offering such a nomination or proposal should request a copy of the relevant bylaw provisions from our Corporate Secretary. These time periods also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority, and are separate from and in addition to the SEC’s requirements that a stockholder must meet to have a proposal included in our proxy statement.

Our bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

•	complete and return a written questionnaire with respect to the background and qualification of the nominees and the background of any other person or entity on whose behalf the nomination is being made; and

•	provide a written representation and agreement that the nominee:

•	will abide by the advance resignation requirements of our bylaws in connection with director elections;

•	is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

•	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

•	would be in compliance if elected as a director and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Stockholder proposals intended to be presented at the 2011 annual meeting must be received by us at our principal executive office no later than November 24, 2010, in order to be eligible for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Notice of Internet Availability of Proxy Material with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Material addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Express Scripts, Inc., Attention: Investor Relations, One Express Way, Saint Louis, Missouri 63121, or by telephone at 314.702.7516, and we will promptly deliver these documents to you or start householding following our receipt of such request.

SOLICITATION OF PROXIES

We will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefore will be reimbursed by us. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by our officers, directors and employees, without special compensation for such activities. We have also hired MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie will receive a fee for such services of approximately $9,500, plus reasonable out-of-pocket expenses, which will be paid by us.

By Order of the Board of Directors

Keith J. Ebling
Executive Vice President, General Counsel and Corporate Secretary

March 24, 2010

70
170
Airport
EVANS AVE.
EXPRESS SCRIPTS®
FLORISSANT RD.
N. HANLEY RD.
70
Downtown
N
W
E
S

EXPRESS SCRIPTS®

4600 N. Hanley Road

Directions to Pharmacy Technology & Innovation Center

- *Exit Interstate 70 at Exit 239 (N. Hanley Road).*
- *Turn north on N. Hanley Road.*
- *4600 N. Hanley Road is on the right at the corner of Hanley and Evans Road.*

4600 N. Hanley Road • St. Louis, MO 63134-2715

EXPRESS SCRIPTS, INC.
One Express Way
Saint Louis, MO 63121
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors	For	Against	Abstain

01 Gary G. Benanav	☐	☐	☐

02 Frank J. Borelli	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

03 Maura C. Breen	☐	☐	☐	2 Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2010.	☐	☐	☐

04 Nicholas J. LaHowchic	☐	☐	☐

05 Thomas P. Mac Mahon	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal(s):	For	Against	Abstain
06 Frank Mergenthaler	☐	☐	☐
				3 Stockholder Proposal regarding Report on Political Contributions	☐	☐	☐
07 Woodrow A Myers, Jr, MD	☐	☐	☐
				4 Stockholder Proposal regarding Independent Board Chair	☐	☐	☐
08 John O. Parker, Jr.	☐	☐	☐

09 George Paz	☐	☐	☐

10 Samuel K. Skinner	☐	☐	☐

11 Seymour Sternberg	☐	☐	☐

12 Barrett A. Toan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

EXPRESS SCRIPTS, INC.

This Proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders May 5, 2010
The stockholder(s) hereby appoint George Paz and Keith J. Ebling, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Express Scripts, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Central Time on May 5, 2010, at the Company’s facility located at 4600 North Hanley Road, Saint Louis, Missouri 63134, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL #2, AND AGAINST THE STOCKHOLDER PROPOSALS (#3 AND #4), AND PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
Continued and to be signed on reverse side